UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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INTEL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 3, 2014

Dear Stockholder:

We look forward to your attendance virtually via the Internet, in person, or by proxy at our 2014 Annual Stockholders’ Meeting. We will hold the meeting at 8:30 a.m. Pacific Time on Thursday, May 22, 2014. If you attend the annual meeting via the Internet at www.intc.com, you will be able to vote and submit questions during the meeting by using the control number we have provided to you (either with the notice regarding the availability of these proxy materials or with a copy of these proxy materials). You may also attend the meeting in person at Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, California 95054. If you plan to attend in person, please bring proof of Intel stock ownership and government-issued photo identification, as these will be required for admission.

We also are pleased to furnish proxy materials to stockholders primarily over the Internet. On April 3, 2014, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report and to vote online. Internet distribution of our proxy materials expedites receipt by stockholders, lowers the cost of the annual meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability. If you received your annual meeting materials by mail, the notice of the annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the online proxy statement and annual report, both of which are available at www.intc.com/annuals.cfm.

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your vote is important, and we strongly urge all stockholders to vote their shares. For most items, including the election of directors, your shares will not be voted unless you provide voting instructions via the Internet, by telephone, or by returning a proxy card or voting instruction card. We encourage you to vote promptly, even if you plan to attend the annual meeting.

Sincerely yours,

Andy D. Bryant

Chairman of the Board

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

(408) 765-8080

INTEL CORPORATION NOTICE OF 2014 ANNUAL STOCKHOLDERS’ MEETING

MEETING INFORMATION

HOW TO VOTE

■ Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet or in person.

■ Your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented at the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

■ You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

■ See “Additional Meeting Information” on page 72 of this proxy statement for more information.

Time and Date	8:30 a.m. Pacific Time Thursday, May 22, 2014
Attend via Internet	Attend the annual meeting online, including to vote and/or submit questions, at www.intc.com
Attend in Person	Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054
Record Date	March 24, 2014

ANNUAL MEETING AGENDA AND VOTING
Proposal		Voting Recommendation of the Board
1.	Election of the 10 directors named in this proxy statement	FOR EACH DIRECTOR NOMINEE
2.	Ratification of selection of Ernst & Young LLP as our independent registered	FOR
public accounting firm for 2014
3.	Advisory vote to approve executive compensation	FOR

ATTENDING THE ANNUAL MEETING

Attending and participating via the Internet

■ www.intc.com; we encourage you to access the meeting online prior to its start time.

■ Webcast starts at 8:30 a.m. Pacific Time.

■ Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.intc.com.

■ Stockholders may vote and submit questions while attending the meeting on the Internet.

■ Webcast replay will be available until December 27, 2014.

Attending in person

■ Doors open at 8:00 a.m. Pacific Time.

■ Meeting starts at 8:30 a.m. Pacific Time.

■ Proof of Intel Corporation stock ownership and government-issued photo identification will be required to attend the annual meeting.

■ You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

■ Security measures may include bag search, metal detector, and hand-wand search. The use of cameras is not allowed.

Anyone can view the annual meeting live via the Internet at www.intc.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held

May 22, 2014:

The Notice of 2014 Annual Stockholders’ Meeting and Proxy Statement, and the 2013 Annual Report

and Form 10-K, are available at www.intc.com/annuals.cfm

2014 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement and does not contain all of the information that you should consider. We encourage you to read the entire proxy statement carefully before voting.

Board Nominees

COMMITTEE MEMBERSHIPS
Name	Occupation	Independent	AC	CC	GNC	EC	FC
Charlene Barshefsky	Senior International Partner,	¢					¢ C
Age: 63, Director Since: 2004	WilmerHale
Andy D. Bryant	Chairman of the Board of					¢
Age: 63, Director Since: 2011	Directors, Intel Corporation
Susan L. Decker	Principal, Deck3 Ventures, LLC	¢ LD	¢		¢ Co	¢ C
Age: 51, Director Since: 2006
John J. Donahoe	President and CEO,	¢		¢	¢
Age: 53, Director Since: 2009	eBay Inc.
Reed E. Hundt	Principal, REH Advisors, LLC	¢	¢		¢		¢
Age: 66, Director Since: 2001
Brian M. Krzanich	CEO, Intel Corporation			¢		¢
Age: 53, Director Since: 2013
James D. Plummer	Professor, Stanford University	¢	¢				¢
Age: 69, Director Since: 2005
David S. Pottruck	Chairman and CEO,	¢		¢ C		¢
Age: 65, Director Since: 1998	Red Eagle Ventures, Inc.
Frank D. Yeary	Executive Chairman,	¢	¢ C				¢
Age: 50, Director Since: 2009	CamberView Partners, LLC
David B. Yoffie	Professor,	¢		¢	¢ Co
Age: 59, Director Since: 1989	Harvard Business School

LD	Independent Lead Director	AC	Audit Committee	EC	Executive Committee
C	Committee Chair	CC	Compensation Committee	FC	Finance Committee
Co	Committee Co-Chair	GNC	Corporate Governance
and Nominating Committee

LEADERSHIP TRANSITION

In 2012 and the first half of 2013, our Board of Directors devoted significant time and energy to implementing a successful senior management transition: Brian M. Krzanich was appointed Intel’s Chief Executive Officer (CEO), Renée J. James was appointed President, Stacy J. Smith as Chief Financial Officer (CFO) was made responsible for our acquisitions and equity investment organization, Paul S. Otellini retired as CEO and from the Board of Directors, and David Perlmutter (Executive Vice President and Chief Product Officer) announced his coming retirement from the company. The Compensation Committee made a deliberate decision to award Mr. Krzanich a compensation package valued at approximately the 25th percentile relative to CEOs in our peer group, and significantly below the former CEO’s annualized compensation. This package reflected the fact that Mr. Krzanich was new to his role and was an internal candidate, and, in the committee’s view, gives him an incentive to drive value in the future. Overall, total 2013 compensation for our listed officers was down year-over-year, as we followed through on our commitment to make the 2012 special retention awards a one-time action.

5

2014 PROXY STATEMENT HIGHLIGHTS

EXECUTIVE COMPENSATION AND INVESTOR OUTREACH

Intel’s Stockholder Outreach Process

Intel’s relationship with its stockholders is a critical part of our company’s success and we have a long tradition of transparency and responsiveness to stockholder perspectives. In connection with our 2013 Annual Stockholders’ Meeting, we heard concerns from some stockholders regarding certain aspects of our 2012 executive compensation program, primarily the design of compensation arrangements tied to our succession planning efforts. Accordingly, both before and after our 2013 Annual Stockholders’ Meeting, our directors and management contacted stockholders owning a significant percentage of our stock to discuss our executive compensation programs and the special equity awards granted to our executive officers in 2012 in connection with our succession planning efforts. In addition, following our 2013 Annual Stockholders’ Meeting, our Board of Directors and Compensation Committee conducted an in-depth analysis of our compensation program.

Changes to Our Executive Compensation Program

As a result of these discussions and the Compensation Committee’s review, in this proxy statement we have enhanced our disclosure of factors considered by the Compensation Committee in awarding elements of compensation. In addition, the Compensation Committee, with the support of our Board of Directors, has approved the following changes to our executive compensation program, effective for 2014:

■

We have revised our annual incentive cash plan for our executive officers so that it is based 50% on financial performance and 50% on operational performance. We have revised the financial component so that it is based on year-over-year absolute net income growth and net income growth relative to only a group of technology peer companies, and have narrowed the number of operational performance criteria. Through these changes, we have enhanced transparency and tied any payouts more directly to current-year performance.

■

We have revised the vesting formula applicable to our variable performance-based “outperformance” restricted stock units, so that no shares will vest or be issuable unless a threshold performance standard is achieved. This eliminates the former minimum payout of 50%. We also revised the payout formula so that it is less leveraged for above-average performance.

■

Because our OSUs are designed to incorporate the upside potential for superior stock price performance comparable to that of stock options while taking into account relative, not absolute, stock price performance, we have revised the mix of equity awards granted to our executive officers by eliminating the use of stock options and granting approximately 60% of the target value of annual equity awards in the form of OSUs and approximately 40% of the target value of annual equity awards in the form of restricted stock units (RSUs).

In addition, recognizing that we are in a transition period with respect to our executive compensation programs, we are continuing our engagement efforts with stockholders in order to better understand their priorities and perspectives. Over the last several months of 2013, we pursued multiple avenues for stockholder engagement, including in-person meetings with stockholders representing approximately 15% of Intel’s outstanding voting shares, and teleconference meetings with stockholders representing another 8% of outstanding voting shares. We also sent a letter to the holders of over 50% of our shares summarizing the changes and updates being made to our compensation programs, and made this letter available to all our stockholders and other interested individuals by posting it on www.intc.com and submitting it to the SEC on Form 8-K. Intel participants in our stockholder engagement activities included our Corporate Secretary, Director of Executive Compensation, and Director of Investor Relations. During the meetings with stockholders, we also discussed governance topics and the results of our management succession process.

6	2014 PROXY STATEMENT

2014 PROXY STATEMENT HIGHLIGHTS

EXECUTIVE COMPENSATION HIGHLIGHTS FOR 2013

Intel has a long-standing commitment to pay-for-performance. We implement this commitment by providing a majority of compensation through arrangements that are designed to hold our executive officers accountable for business results and reward them for consistently strong corporate performance and creation of value for our stockholders. Our executive compensation program is periodically adjusted over time to ensure that it supports Intel’s business goals and promotes both current-year and long-term profitable growth of the company. Consistent with this, the majority of executive compensation is delivered through programs that link pay realized by executives with financial and operational results, and with total stockholder return (TSR).

■

The majority of cash compensation is paid under our annual incentive cash plan with the annual payouts based on measures of relative financial performance, absolute financial performance, company performance relative to operational goals, and individual performance.

■

Equity awards (consisting in 2013 of variable performance-based OSUs, RSUs, and stock options) align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on both absolute and relative total stockholder return (TSR). Equity awards generally become fully vested between three and four years after the grant date, so that compensation realized under them reflects the long-term performance of Intel stock.

■

In setting executive officer compensation, the Compensation Committee evaluates individual performance reviews of our executive officers and compensation levels in a peer group, which for 2013 consisted of 13 technology companies and 10 other large companies.

■

Total compensation for each executive officer varies with both individual performance and Intel’s performance in achieving financial and non-financial objectives. Each executive officer’s compensation is designed to reward his or her contribution to Intel’s results.

As noted above, our executive compensation program for 2013 represents a transitional year, both because of changes in our executive leadership and because of the changes being implemented in 2014. The following table shows the 2013 total direct compensation granted by the Compensation Committee to our Chief Executive Officer, Chief Financial Officer, and three additional executive officers serving at the end of 2013.

Name and Principal Position	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)	Option Awards ($)	Total Direct Compensation ($)
Brian M. Krzanich	887,500	1,866,600	5,273,300	1,310,500	9,337,900
CEO
Renée J. James	775,000	1,492,400	4,511,800	1,107,700	7,886,900
President
Andy Bryant	760,000	1,222,400	3,451,000	894,500	6,327,900
Chairman of the Board
Stacy J. Smith	650,000	1,093,100	3,711,000	894,500	6,348,600
Executive Vice President and Chief Financial Officer
Thomas M. Kilroy	625,000	1,091,400	3,005,900	745,400	5,467,700
Executive Vice President, General Manager, Sales and Marketing Group

For 2013, our net income and operational performance resulted in an annual incentive cash payout at 82% of the annual incentive cash target amount under the annual incentive cash plan.

7

2014 PROXY STATEMENT HIGHLIGHTS

CORPORATE GOVERNANCE AT INTEL

Intel understands that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the company. Some of our governance practices include the following:

■	Intel adopted “majority voting” in the election of directors in 2006.

■	Intel voluntarily implemented “say on pay” in 2009.

■	We have an active and empowered independent Lead Director.

■	Our directors are limited to service on four public company boards (three boards if also serving as a CEO).

■	Executives are subject to our long-standing policy prohibiting hedging Intel stock.

■	Compensation claw-back provisions apply to both our annual incentive cash plan and our equity incentive plan.

■	We have rigorous stock ownership guidelines for officers and non-management directors.

8	2014 PROXY STATEMENT

PROPOSAL 1  ■  Election of Directors

PROXY STATEMENT

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

Our Board of Directors solicits your proxy for the 2014 Annual Stockholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth in “Annual Meeting Agenda and Voting.” We made this proxy statement available to stockholders beginning on April 3, 2014.

PROPOSAL 1

Election of Directors

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the 10 individuals listed below to serve as directors. Our nominees include eight independent directors, as defined in the rules for companies traded on The NASDAQ Global Select Market* (NASDAQ), and two Intel officers: Brian M. Krzanich, who became our CEO in May 2013, and Andy D. Bryant, who currently serves as Chairman of the Board and previously served as our Executive Vice President and Chief Administrative Officer. Mr. Bryant became Chairman of the Board at the 2012 Annual Stockholders’ Meeting.

Each director’s term runs from the date of his or her election until our next annual stockholders’ meeting, or until his or her successor (if any) is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. However, we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). Each of our director nominees currently serves on the Board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date that the election results were certified, the Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.

9

PROPOSAL 1  ■  Election of Directors

RECOMMENDATION OF THE BOARD

The Board recommends that you vote “FOR” the election of each of the following nominees.

  Ambassador Charlene Barshefsky   has been a Senior International Partner at Wilmer Cutler Pickering Hale and Dorr LLP (WilmerHale), a multinational law firm in Washington, D.C., since 2001. Prior to joining the law firm, Ambassador Barshefsky served as the United States Trade Representative, chief trade negotiator, and principal trade policy maker for the United States and a member of the President’s Cabinet from 1997 to 2001. Ambassador Barshefsky is also a director of American Express Company, Estée Lauder Companies, and Starwood Hotels & Resorts Worldwide.

Ambassador Barshefsky brings to the Board international experience acquired prior to, during, and after her tenure as a United States Trade Representative. As the chief trade negotiator for the United States, Ambassador Barshefsky headed an executive branch agency that operated worldwide in matters affecting international trade and commerce. Ambassador Barshefsky’s position as Senior International Partner at a multinational law firm brings to the Board continuing experience in dealing with foreign governments, focusing on market access and the regulation of business and investment. Through her government and private experience, Ambassador Barshefsky provides substantial expertise in doing business in China, where Intel has significant operations. As a director for other multinational companies, Ambassador Barshefsky also provides cross-board experience.

  Andy D. Bryant   has been Chairman of the Board of Directors of Intel since May 2012. Mr. Bryant served as Vice Chairman of the Board of Directors of Intel from July 2011 to May 2012. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987, he was promoted to Director of Finance, and in 1990 was appointed Vice President and Director of Finance of the Intel Products Group. Mr. Bryant became Chief Financial Officer (CFO) in February 1994, and was promoted to Senior Vice President in January 1999. In December 1999, he was promoted to Executive Vice President and his role expanded to Chief Financial and Enterprise Services Officer. In October 2007, Mr. Bryant was named Chief Administrative Officer (CAO), a position he held until January 2012. In 2009, Mr. Bryant’s responsibilities expanded to include the Technology and Manufacturing Group. Mr. Bryant serves on the board of directors of Columbia Sportswear and McKesson Corporation.

Mr. Bryant brings senior leadership, financial, strategic, and global expertise to the Board from his former service as CFO and CAO of Intel. Mr. Bryant has budgeting, accounting controls, and forecasting experience and expertise from his work in Intel Finance, as CFO and as CAO. Mr. Bryant has been responsible for manufacturing, human resources, information technology, and finance. Mr. Bryant has regularly attended Intel Board meetings for more than 18 years in his capacity as CFO and CAO, and has direct experience as a board member through his service on other public company boards.

  Susan L. Decker   has been Lead Director of Intel since May 2012. She has been a Principal of Deck3 Ventures LLC, a consulting and advisory firm in Menlo Park, California, since 2009. From 2009 to 2010, she was an Entrepreneur-in-Residence at Harvard Business School. Prior to that, Ms. Decker served as President of Yahoo! Inc., a global Internet company in Sunnyvale, California,

10	2014 PROXY STATEMENT

PROPOSAL 1  ■  Election of Directors

from 2007 to 2009; as Executive Vice President of the Advertiser and Publisher Group of Yahoo! from 2006 to 2007; and as Executive Vice President of Finance and Administration and CFO of Yahoo! from 2000 to 2007. Prior to joining Yahoo!, Ms. Decker was with the investment banking firm Donaldson, Lufkin & Jenrette for 14 years, most recently as the Global Director of Equity Research. Ms. Decker is also a member of the Berkshire Hathaway Inc. and Costco Wholesale Corporation boards of directors.

Ms. Decker’s experience as president of a global Internet company provides expertise in corporate leadership, financial management, and Internet technology. In her role as a CFO, Ms. Decker was responsible for finance, human resources, legal, and investor relations, and played a significant role in developing business strategy. This experience supports the Board in overseeing and advising on strategy and financial matters. Ms. Decker also provides brand marketing experience from her role as senior executive of Yahoo!’s Advertiser and Publisher Group. In addition, Ms. Decker’s 14 years as a financial analyst, service on audit committees of other public companies, and past service on the Financial Accounting Standards Advisory Council from 2000 to 2004 qualify her to offer valuable perspectives on Intel’s corporate planning, budgeting, and financial reporting. As a director for other multinational companies, Ms. Decker also provides cross-board experience.

  John J. Donahoe   has been President, CEO, and director of eBay Inc., a global online marketplace in San Jose, California, since 2008. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, and was responsible for eBay’s global e-commerce businesses. In this role, he focused on expanding eBay’s core business, which accounts for a large percentage of the company’s revenue. Prior to joining eBay, Mr. Donahoe was the Worldwide Managing Director from 2000 to 2005 for Bain & Company, a global management consulting firm based in Boston, Massachusetts, where he oversaw Bain’s 30 offices and 3,000 employees.

Mr. Donahoe brings senior leadership, strategic, and global expertise to the Board from his current position as CEO of a major Internet company and his prior work as a management consultant and leader of a global business consulting firm. In his role at eBay, Mr. Donahoe oversaw a number of strategic acquisitions, bringing business development and M&A experience to the Board. Mr. Donahoe also provides technical and brand marketing expertise from his role as a leader of global e-commerce businesses.

  Reed E. Hundt   has been a Principal of REH Advisors LLC, a strategic advice firm in Washington, D.C., since 2009, and CEO of the Coalition for Green Capital, a non-profit organization based in Washington, D.C., that designs, develops, and implements green banks at the state, federal, and international level, since 2010. From 1998 to

2009, Mr. Hundt was an independent advisor to McKinsey & Company, Inc., a worldwide management consulting firm in Washington, D.C., and Principal of Charles Ross Partners, LLC, a private investor and advisory service in Washington, D.C. Mr. Hundt served as Chairman of the U.S. Federal Communications Commission (FCC) from 1993 to 1997. From 1982 to 1993, Mr. Hundt was a partner with Latham & Watkins, an international law firm. Within the past five years, Mr. Hundt has served as a member of the boards of directors of Infinera Corporation and Data Domain, Inc.

As an advisor to and an investor in telecommunications companies and other businesses on a worldwide basis, Mr. Hundt has significant global experience in communications technology and the communications business. Mr. Hundt also has significant government experience from his service as Chairman of the FCC, where he helped negotiate the World Trade Organization Telecommunications Agreement, which opened markets in 69 countries to competition and reduced barriers to international

11

PROPOSAL 1  ■  Election of Directors

investment. Mr. Hundt’s legal experience enables him to provide perspective and oversight on legal and compliance matters, and his board service with numerous other companies, including on their audit committees, provides cross-board experience and financial expertise. His work with a number of ventures involved in sustainable energy and the environment provides him with a unique perspective in overseeing Intel’s environmental and sustainability initiatives.

  Brian M. Krzanich   has been a director and CEO of Intel since May 2013. Mr. Krzanich joined Intel in 1982. He became a corporate vice president in May 2006, serving until 2010 as Vice President and General Manager of Assembly and Test, where he was responsible for the implementation of the 0.13-micron manufacturing technology across Intel’s global factory network. He was Senior Vice President and General Manager of Manufacturing and Supply Chain from 2010 to 2012. He was appointed Executive Vice President and Chief Operating Officer in 2012, responsible for Intel’s global manufacturing, supply chain, human resources, and information technology operations. Mr. Krzanich holds a bachelor’s degree in chemistry from San Jose State University and has one patent for semiconductor processing. He is also a member of the board of directors of the Semiconductor Industry Association.

As our CEO and a senior executive officer with over 31 years of service with Intel, Mr. Krzanich brings to the Board significant senior leadership, manufacturing and operations, industry, technical, and global experience as well as a unique perspective of the company. As CEO, Mr. Krzanich is directly responsible for Intel’s strategy and operations.

  James D. Plummer   has been a Professor of Electrical Engineering at Stanford University in Stanford, California, since 1978 and the Dean of Stanford’s School of Engineering since 1999. Dr. Plummer received his PhD in Electrical Engineering from Stanford University. Dr. Plummer has published more than 400 papers on silicon devices and technology, has won numerous awards for his research, and is a member of the U.S. National Academy of Engineering. Dr. Plummer also directed the Stanford Nanofabrication Facility from 1994 to 2000. Dr. Plummer is a member of the boards of directors of Cadence Design Systems, Inc. and International Rectifier Corporation. Within the past five years, Dr. Plummer has served as a member of the board of directors of Leadis Technology, Inc.

As a scholar and educator in the field of integrated circuits, Dr. Plummer brings to the Board industry and technical experience directly related to Intel’s semiconductor research and development, and manufacturing. Dr. Plummer’s board service with other public companies, including on their audit committees, provides cross-board experience and financial expertise.

  David S. Pottruck   has been Chairman and CEO of Red Eagle Ventures, Inc., a private equity firm in San Francisco, California, since 2005. Mr. Pottruck has also served as Co-Chairman of Hightower Advisors, a wealth-management company in Chicago, Illinois, since 2009 and in 2013 became Chair. Mr. Pottruck teaches in the MBA and Executive

Education programs of the Wharton School of Business of the University of Pennsylvania, and serves as a Senior Fellow in the Wharton School of Business Center for Leadership and Change Management. Prior to joining Red Eagle Ventures, Inc., Mr. Pottruck had a 20-year career at Charles Schwab Corporation that included service as President, CEO, and a member of the board.

12	2014 PROXY STATEMENT

PROPOSAL 1  ■  Director Skills, Experience, and Background

As the Chairman and CEO of a private equity firm, and as a former CEO of a major brokerage firm with substantial Internet operations, Mr. Pottruck brings to the Board significant senior leadership, management, operational, financial, business development, and brand management expertise.

  Frank D. Yeary   has been Executive Chairman of CamberView Partners, LLC, a corporate advisory firm in San Francisco, California, since 2012. Mr. Yeary was Vice Chancellor of the University of California, Berkeley from 2008 to 2012, where he led and implemented major strategic and financial changes to the university’s financial and operating strategy, and from 2010 to 2011, he served as interim Chief Administrative Officer, managing a portfolio of financial and operational responsibilities and departments. Prior to 2008, Mr. Yeary spent nearly 25 years in the finance industry, most recently as Managing Director, Global Head of Mergers and Acquisitions and a member of the Management Committee at Citigroup Investment Banking, a financial services company. Mr. Yeary is also Chairman and co-founder of Level Money, Inc., a personal finance organization for young adults, and Principal of Darwin Capital Advisors LLC, a private investment and advisory firm.

Mr. Yeary’s extensive career in investment banking and finance brings to the Board financial strategy and M&A expertise, including expertise in financial reporting and experience in assessing the efficacy of mergers and acquisitions. In addition, Mr. Yeary’s role as Vice Chancellor and as Chief Administrative Officer of a large public research university provides strategic and financial expertise.

  David B. Yoffie   has been a Professor at Harvard University’s Graduate School of Business Administration in Boston, Massachusetts, since 1981. Dr. Yoffie also served as the Harvard Business School’s Senior Associate Dean and Chair of Executive Education from 2006 to 2012. He received a PhD from Stanford University, where he has been a Visiting Scholar. Dr. Yoffie served as Chairman of the Harvard Business School Strategy department from 1997 to 2002, as Chairman of the Advanced Management Program from 1999 to 2002, and as Chair of Harvard’s Young Presidents’ Organization program from 2004 to 2012. Dr. Yoffie is a member of the board of directors of Financial Engines, Inc. and TiVo, Inc.

As a scholar and educator in the field of international business administration, Dr. Yoffie brings to the Board significant global experience and knowledge of competitive strategy, technology, and international competition. Dr. Yoffie’s board service with other public companies also provides cross-board experience. As our longest-serving director, Dr. Yoffie provides unique insights and perspectives on Intel’s development and strategic direction.

Director Skills, Experience, and Background

Intel is a large technology company engaged in research, manufacturing, and marketing on a global scale. We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. As we discuss below under “Board Committees and Charters,” the Corporate Governance and Nominating Committee is responsible for assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. In addition to assessing nominees’ skills and experience, the Board annually evaluates factors including independence, gender and ethnic diversity, and age. The committee and the Board review and assess the effectiveness of their practices for consideration of diversity in nominating director candidates. The Board then determines whether a nominee’s background, experience, personal characteristics, or skills will advance the Board’s goal of creating and sustaining a Board that can support and oversee the company’s complex activities.

13

PROPOSAL 1  ■  Director Skills, Experience, and Background

We believe that our employees around the world drive our business, and that a diverse employee population can better understand our customers’ needs. Our success with a diverse workforce informs our views about the value of a board of directors that has a mix of skills, experiences, and backgrounds. To learn more about Intel’s commitment to diversity, see:

■  our Diversity web site at www.intel.com/content/www/us/en/company-overview/diversity-at-intel.html

■  our Corporate Responsibility Report at www.intel.com/go/responsibility

■  our Corporate Governance Guidelines at www.intel.com/go/governance

Listed below are the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

■  Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they have the experience and perspective to analyze, shape, and oversee the execution of important operational and policy issues. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced by leadership experience at businesses or organizations that operated on a global scale, faced significant competition, or involved technology or other rapidly evolving business models.

■  Public Company Board Experience. Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a board to the CEO and other management personnel, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.

■  Business Development and Mergers and Acquisitions (M&A) Experience. Directors with a background in business development and in M&A provide insight into developing and implementing strategies for growing our business. Useful experience in this area includes skills in assessing “make vs. buy” decisions, analyzing the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and assessing management’s plans for integration with existing operations.

■  Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is also important. This experience assists our directors in understanding, advising on, and overseeing Intel’s capital structure, financing and investing activities, as well as our financial reporting and internal controls.

■  Industry and Technical Expertise. Because we are a technology, hardware, and software provider, education or experience in relevant technology is useful for understanding our research and development efforts, competing technologies, the products and processes we develop, our manufacturing and assembly and test operations, and the market segments in which we compete.

■  Brand Marketing Expertise. Directors with brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and enhance our reputation.

■  Government Expertise. Directors who have served in government positions provide experience and insights that help us work constructively with governments around the world and address significant public policy issues, particularly as they relate to Intel’s operations and to public support for science, technology, engineering, and mathematics education.

■  Global/International Expertise. Because we are a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries and the majority of our revenue comes from sales outside the United States, directors with global expertise can provide valuable business and cultural perspective regarding many important aspects of our business.

■  Legal Expertise. Directors with a background in law can assist the Board in fulfilling its oversight responsibilities regarding Intel’s legal and regulatory compliance and its engagement with regulatory authorities.

14	2014 PROXY STATEMENT

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

■	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

■	planning for CEO succession and monitoring management’s succession planning for other executive officers;

■	reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;

■	selecting the CEO, evaluating CEO performance, and determining the compensation of the CEO and other executive officers; and

■	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. At each of its Board meetings, the Board held sessions for the independent directors to meet without the CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have access to our employees outside of Board meetings. Board members are encouraged and expected to make site visits on a worldwide basis to meet with local management; to attend Intel industry, analyst, and other major events; and to accept invitations to attend and speak at internal Intel meetings.

Board Leadership Structure. The Board has a general policy that the positions of Chairman of the Board and CEO should be held by separate individuals to aid in the Board’s oversight of management. This policy is in the Board’s published Guidelines on Significant Corporate Governance Issues, and it has been in effect since the company began operations. Sometimes the Board has chosen an independent director as Chairman, and sometimes it has chosen a senior executive as Chairman; since 1997 the Board has also elected an independent director to serve as Lead Director when the Chairman is a senior executive. Recent Chairmen have included Dr. Jane Shaw, an independent director who served as Chairman from 2009 until her retirement from the Board in May 2012; Dr. Craig R. Barrett, a former CEO of Intel, who served as Chairman from 2005 until 2009; and Dr. Andy Grove, a former CEO of Intel, who served as Chairman from 1997 until 2005.

Andy D. Bryant, the current Chairman, has been in that role since May 2012. He was first elected to the Board in 2011, when the Board designated him as Vice Chairman in anticipation of his becoming Chairman in 2012. Mr. Bryant had most recently been Executive Vice President and Chief Administrative Officer of Intel, with responsibility for the Technology and Manufacturing Group, Information Technology, Human Resources, and Finance. Mr. Bryant had previously been Intel’s Chief Financial Officer and has held various other positions at Intel. Mr. Bryant has attended and been a participant at Board meetings for more than 18 years in his positions as CFO and CAO.

The independent directors considered whether to elect an independent director as the next Chairman but decided that Mr. Bryant would be the right choice. The Board believes that Mr. Bryant’s extensive experience at Intel provides significant value and insight to the Board as it addresses technology, business, and leadership transitions. The independent members of the Board considered whether Mr. Bryant’s position as a senior executive officer might reduce or compromise his effectiveness as Chairman, and concluded that in their opinion this would not be the case. The Board and the Compensation Committee are responsible for determining Mr. Bryant’s performance reviews and compensation.

15

CORPORATE GOVERNANCE  ■  The Board’s Role in Risk Oversight at Intel

Ms. Decker has served as Lead Director since May 2012. The duties and responsibilities of the Lead Director, as set forth in our Bylaws and the Board’s Charter of the Lead Director, include:

■	calling and presiding at meetings of the independent and non-employee directors of the Board of Directors and, in the absence of the Chairman, presiding at meetings of the Board;

■	approving the information, agenda, and meeting schedules for the Board of Directors’ and Board committee meetings;

■	serving as a liaison for consultation and direct communication with stockholders;

■	serving as principal liaison between the non-employee directors and the Chairman; and

■	approving the retention of advisors and consultants who report directly to the Board.

The Board will continue to periodically assess its leadership structure and the potential advantages of having an independent Chairman.

The Board’s Role in Risk Oversight at Intel

One of the Board’s important functions is oversight of risk management at Intel. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees.

Defining Risk. The Board and management consider “risk” to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could result if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by Intel include:

■	macro-economic risks, such as inflation, reductions in economic growth, or recession;

■	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

■	“event” risks, such as natural disasters; and

■	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, corporate governance, and environmental stewardship.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, while other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel seeks to align its voluntary risk-taking with company strategy, and Intel understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

Risk Assessment Processes. Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the company faces and how Intel is seeking to control risk if and when appropriate. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s regular interaction with the CEO and management. In other cases, a Board committee is assigned to oversee specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting, the Finance Committee oversees issues related to the company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and Board members assess and oversee risks in their review of

16	2014 PROXY STATEMENT

CORPORATE GOVERNANCE  ■  The Board’s Role in Succession Planning

the related business, financial, and other activity of the company. The full Board also receives reports on enterprise risk management in which risk identification and risk mitigation and control are the primary topics.

Risk Assessment in Compensation Programs. The Compensation Committee oversees management’s annual assessment of the company’s compensation programs. Based on that assessment, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Intel management assessed the company’s executive and broad-based compensation and benefits programs on a worldwide basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that Intel maintains which aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the claw-back provisions that apply to our annual incentive cash plan and equity plan, our stock ownership guidelines that apply broadly to executives and non-management directors and were expanded beginning in 2014 to our senior leaders, and the cap on the maximum equity incentive grant payouts for our top executives. This risk assessment process also included a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to company strategy. Although we reviewed all significant compensation programs, we focused on programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation programs provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and Intel’s risk-management practices; and are supported by the Compensation Committee’s oversight of our executive compensation programs.

The Board’s Role in Succession Planning

As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for CEO succession and monitoring and advising on management’s succession planning for other executive officers. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as the departure, death, or disability of the CEO or other executive officers. Following Mr. Otellini’s announcement in November 2012 of his intention to retire effective May 2013, the Board of Directors accelerated its process for selecting a new CEO. In May 2013, Intel announced that the Board of Directors had selected Brian M. Krzanich as CEO and Renée J. James as President, effective as of the retirement of Mr. Otellini as Intel’s CEO at the 2013 Annual Stockholders’ Meeting.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ: Ambassador Barshefsky, Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Mr. Yeary, and Dr. Yoffie. Because Mr. Krzanich and Mr. Bryant are employed by Intel, they do not qualify as independent.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

■	the director is, or at any time during the past three years was, an employee of the company;

17

CORPORATE GOVERNANCE  ■  Director Independence and Transactions Considered in Independence Determinations

■

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

■	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

■

the director or a family member of the director is a partner in, a controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

■

the director or a family member of the director is employed as an executive officer of an entity for which at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

■

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the U.S. Securities and Exchange Commission (SEC), as no member of the Audit Committee accepts directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, or otherwise has an affiliate relationship with the company. Similarly, the members of the Compensation Committee each qualify as independent under NASDAQ standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and that none have any affiliate relationships with the company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

Transactions Considered in Independence Determinations. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2011 between Intel and entities associated with the independent directors or members of their immediate families.

All of the non-employee directors qualified as “independent” under the objective tests. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management. The Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC and NASDAQ for members of audit and compensation committees, and the special SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. Based on this review, as required by the NASDAQ rules, the Board made a subjective determination that, based on the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, impair the directors’ independence. The Board’s independence determinations took into account the following transactions.

Business Relationships. Each of our non-employee directors or one of his or her immediate family members is, or was during the previous three fiscal years, a non-management director, trustee, advisor, or executive or served in a similar position at another entity that did business with Intel at some time during those years. The business relationships were ordinary course dealings as a supplier or purchaser of goods or services; licensing or research arrangements; facility, engineering, and equipment fees; or commercial

18	2014 PROXY STATEMENT

CORPORATE GOVERNANCE  ■  Director Independence and Transactions Considered in Independence Determinations

paper or similar financing arrangements in which Intel or an affiliate participated as a creditor. Payments to or from each of these entities constituted less than the greater of $200,000 or 1% of both Intel’s and the recipient’s annual revenue, respectively, in each of the past three years, except as discussed below.

■

Ambassador Barshefsky is a Partner at the law firm Wilmer Cutler Pickering Hale and Dorr LLP (WilmerHale). Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation from the firm that are generated by or related to our payments to the firm. Intel engages a number of law firms, and has engaged WilmerHale in various significant matters since 1997, before Ambassador Barshefsky joined either the firm or Intel’s board. Recognizing that proxy advisory firms have questioned professional advisory relationships between companies and a director’s firm, the Board carefully reviewed the nature of Intel’s engagement of WilmerHale and the services rendered, including the expertise and relevant experience of the firm, the firm’s and specific partners’ knowledge of Intel and its business and past legal engagements, and the fees paid in such engagements, and determined that Ambassador Barshefsky’s service on Intel’s Board should not impair Intel’s ability to engage WilmerHale when Intel determines such engagements to be in the best interest of Intel and its stockholders. The Board is satisfied that WilmerHale, when engaged for legal work, is chosen by Intel’s legal group on the basis of the directly relevant factors of experience, expertise, and efficiency. The fees and expenses paid WilmerHale represented less than 5% of the firm’s annual revenue in each of the past three years, and represented less than 0.1% of Intel’s revenue in each year. After considering these fees and expenses and being briefed on the policies and procedures that WilmerHale has instituted to confirm that Ambassador Barshefsky has no professional involvement or financial interest in Intel’s dealings with the firm, the Board (with Ambassador Barshefsky recused) unanimously determined that Intel’s professional engagement of WilmerHale does not impair Ambassador Barshefsky’s independence.

■

Dr. Plummer is a member of the board of directors of Cadence Design Systems (Cadence), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Cadence, which primarily related to equipment rentals and leases, software support services, and technology contracts, and Dr. Plummer’s position as a non-management director at Cadence. The fees paid Cadence represented less than 5% of Cadence’s annual revenue in each of the past three years, and represented less than 0.15% of Intel’s revenue in each year. After considering these fees, the Board (with Dr. Plummer recused) unanimously determined that Intel’s business transactions with Cadence do not impair Dr. Plummer’s independence.

Charitable Contributions. Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Mr. Yeary, Dr. Yoffie, or one of their immediate family members is, or has each served during the previous three fiscal years, as an executive, professor, or other employee for one or more colleges or universities or as a director, executive, or employee of a charitable entity, that received matching or other charitable contributions from Intel during those years. Charitable contributions to each of these entities (including matching and discretionary contributions by Intel and the Intel Foundation) constituted less than $120,000 in each of the past three years, as discussed below.

■

Mr. Donahoe is on the Board of Trustees of Dartmouth College. Intel Foundation contributed less than $10,000 in each of the past three years to match Intel employee charitable contributions to Dartmouth College, amounting to less than 0.001% of Dartmouth College’s annual revenue for each of the past three years.

■

Mr. Hundt is a member of the Advisory Board for the Yale School of Management, the graduate business school of Yale University. Intel Foundation contributed less than $10,000 in each of the past three years to match Intel employee charitable contributions to Yale University, amounting to less than 0.001% of Yale University’s consolidated annual revenue for each of the past three years.

■

Dr. Plummer is a Professor of Electrical Engineering and the Dean of the School of Engineering at Stanford University. Intel Foundation contributed less than $20,000 in each of the past three years to match Intel employee charitable contributions and employee volunteer hours under the Intel Involved Matching Grant Program. The Intel Foundation also contributed $20,000 in 2013 to support the university’s RISE (Raising Interest in Science and Engineering) Summer Internship Program for high school students and $20,000 in 2012

19

CORPORATE GOVERNANCE  ■  Director Attendance

and $40,000 in 2011 to support the university’s science fair competitions, amounting to less than 0.001% of Stanford’s consolidated annual revenue for each of the past three years.

■

Mr. Pottruck is a Senior Fellow, Advisory Board Member, and Lecturer at the Wharton School of Business of the University of Pennsylvania. Intel Foundation contributed less than $5,000 in each of the past three years to match Intel employee charitable contributions to the University of Pennsylvania, amounting to less than 0.001% of the University of Pennsylvania’s consolidated annual revenue for each of the past three years.

■

Mr. Yeary was Vice Chancellor of the University of California, Berkeley from 2008 until 2012 and Trustee of the University of California, Berkeley Foundation from 2002 until 2012. Intel Foundation contributed less than $10,000 in each of the past three years to match Intel employee charitable contributions to the University of California, Berkeley and the University of California, Berkeley Foundation, amounting to less than 0.001% of the aggregate annual revenue of the University of California and University of California Campus Foundations for each of those years.

■

Dr. Yoffie is a Professor at Harvard Business School, the graduate business school of Harvard University. Intel Foundation contributed less than $5,000 in each of the past three years to match Intel employee charitable contributions to Harvard University, amounting to less than 0.001% of Harvard’s consolidated annual revenue for each of the past three years.

Director Attendance

The Board held 11 meetings in 2013. We expect each director to attend every meeting of the Board and the committees on which he or she serves, as well as the annual stockholders’ meeting. All directors attended at least 75% of the meetings of the Board and the committees on which they served in 2013 (held during the period in which the director served). Mr. Krzanich and seven directors then serving attended our 2013 Annual Stockholders’ Meeting.

Communications from Stockholders to Directors

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any Board committee by writing to our Corporate Secretary. You can find the address in the “Other Matters” section of this proxy statement. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at his discretion, not to forward items that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Corporate Governance Guidelines

Intel has long maintained a set of governance guidelines, titled the Board of Directors Guidelines on Significant Corporate Governance Issues. The Corporate Governance and Nominating Committee reviews the guidelines annually and recommends amendments to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines and may amend, waive, suspend, or repeal any of the guidelines at any time, with or without public notice subject to legal requirements, as it determines necessary or appropriate in the exercise of the Board’s judgment in its role as fiduciary.

Investors may find these guidelines on our web site at www.intel.com/go/governance. Among other matters, they include the following items concerning the Board:

■	Independent directors may not stand for re-election after age 72.

■

Directors may serve on up to three public company boards in addition to Intel’s. This limitation does not apply to not-for-profit and mutual fund boards. A director who is an active CEO of a public company is limited to service on two public company boards, in addition to Intel’s.

■	The CEO reports to the Board at least twice a year on succession planning and management development.

■	The Chairman of the Board or Lead Director manages an annual self-evaluation process for each director and for the Board as a whole.

20	2014 PROXY STATEMENT

CORPORATE GOVERNANCE  ■  Board Committees and Charters

■

The Board’s policy is to obtain stockholder approval before adopting any “poison pill.” If the Board later repeals this policy and adopts a poison pill without prior stockholder approval, the Board will submit the poison pill to an advisory vote by Intel’s stockholders within 12 months. If Intel’s stockholders do not approve the Board’s action, the Board may elect to terminate, retain, or modify the poison pill in the exercise of its fiduciary responsibilities.

In addition, the Board has adopted a policy that the company will not issue shares of preferred stock to prevent an unsolicited merger or acquisition.

Board Committees and Charters

The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. The Board has five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work.

Each committee has a written charter approved by the Board. We post each charter on our web site at www.intc.com/corp_docs.cfm.

The following table identifies the current committee members. As discussed above, the Board has determined that each member of the Audit, Compensation, and Corporate Governance and Nominating Committees is an independent director in accordance with NASDAQ standards.

Name	Audit	Compensation	Corporate Governance and Nominating	Executive	Finance
Charlene Barshefsky					¢ Chair
Andy D. Bryant				¢
Susan L. Decker	¢		¢ Co-Chair	¢ Chair
John J. Donahoe		¢	¢
Reed E. Hundt	¢		¢		¢
Brian M. Krzanich				¢
James D. Plummer	¢				¢
David S. Pottruck		¢ Chair		¢
Frank D. Yeary	¢ Chair				¢
David B. Yoffie		¢	¢ Co-Chair
Number of Committee Meetings Held in 2013	8	6	4	2	1

  Audit Committee

■	Assists the Board in its general oversight of our financial reporting, financial risk assessment, internal controls, and audit functions.

■	Responsible for appointing and retaining our independent registered public accounting firm, managing its compensation, and overseeing its work.

The Board has determined that Ms. Decker and Mr. Yeary both qualify as “audit committee financial experts” under SEC rules and that each Audit Committee member is sufficiently proficient in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” in this proxy statement and the Audit Committee’s charter.

21

CORPORATE GOVERNANCE  ■  Board Committees and Charters

  Compensation Committee

■	Reviews and determines salaries, performance-based incentives, and other matters related to the compensation of our executive officers.

■	Administers our equity plans, including reviewing and granting equity awards to our executive officers.

■	Reviews and determines other compensation policies, handles many compensation-related matters, and makes recommendations to the Board and to management on employee compensation and benefit plans.

■	Makes recommendations to the Board on stockholder proposals about compensation matters.

■	Administers the employee stock purchase plan.

The Compensation Committee is responsible for determining executive compensation, while the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors. The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to other Board members, or an officer or officers of the company, the authority to review and grant stock-based compensation for employees who are not executive officers.

The Compensation Committee retains an independent executive compensation consultant, Farient Advisors LLC, to provide input, analysis, and advice about Intel’s executive compensation philosophy, peer groups, pay positioning (by pay component and in total), compensation design, equity usage and allocation, and risk assessment under Intel’s compensation programs. Farient Advisors reports directly to the Compensation Committee and interacts with management at the committee’s direction. Farient Advisors did not perform work for Intel in 2013 except under its engagement by the Compensation Committee, and it provided the committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on this report and its discussions with Farient Advisors, the committee determined that Farient Advisors’ work in 2013 did not raise any conflicts of interest.

The CEO makes recommendations to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for all executive officers other than himself and the Chairman of the Board. These recommendations are based on his assessment of each executive officer’s performance during the year and his review of compensation surveys. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter (available at www.intc.com/corp_docs.cfm).

  Corporate Governance and Nominating Committee

■

Reviews matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, political contributions, and stakeholder issues, and periodically reports on these matters to the Board.

■

Annually reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, recommends to the Board proposed revisions to the Guidelines and committee charters, and reviews the poison pill policy.

■	Makes recommendations to the Board regarding the size and composition of the Board and its committees.

■	Reviews all stockholder proposals and recommends actions on such proposals.

■	Advises the Board on compensation for our non-employee directors.

The Corporate Governance and Nominating Committee also establishes procedures for Board nominations and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. In screening director candidates, the committee considers the diversity of skills, experience, and background of the Board as a whole and, based on that analysis, determines whether it would strengthen the Board to add a director with a certain type of background, experience, personal

22	2014 PROXY STATEMENT

CORPORATE GOVERNANCE  ■  Board Committees and Charters

characteristics, or skills. In connection with this process, the committee also seeks input from Intel’s head of Global Diversity and Inclusion. In addition to candidates nominated by Board members, the committee considers candidates proposed by stockholders and evaluates them using the same criteria. A stockholder who wishes to suggest a candidate for the committee’s consideration should send the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us.”

  Executive Committee

■	Exercises the authority of the Board between Board meetings, except as limited by applicable law.

  Finance Committee

■

Advises the Board on capital structure decisions, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure.

■	Reviews and approves finance and other cash-management transactions.

The Finance Committee also oversees and appoints the members of the Retirement Plans Investment Policy Committee, which sets the investment policies and chooses investment managers for our U.S. retirement plans. Mr. Pottruck is chairman of the Retirement Plans Investment Policy Committee, whose other members are Intel employees.

23

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, our Corporate Secretary, and the Compensation and Benefits Group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others to assist the committee. The director peer group is the same as the peer group used in 2013 to set executive compensation and consisted of 13 technology companies and 10 companies in Standard & Poor’s S&P 100* Index (S&P 100), as described in detail below under “Compensation Discussion and Analysis; External Competitive Considerations for 2013.” The committee targets cash and equity compensation at the average of the peer group.

For 2013, annual compensation for non-employee directors consisted of the following elements:

Board Fees
Cash retainer	$80,000
Variable performance-based restricted stock units, which we refer to as “outperformance” restricted stock units (OSUs)	Targeted value of approximately $110,000
Restricted stock units (RSUs)	Targeted value of approximately $110,000
Committee Fees
Audit Committee chair	$25,000
Compensation Committee chair	$20,000
Corporate Governance and Nominating Committee chair	$15,000
Non-chair Audit Committee member	$10,000
Non-chair Compensation Committee member	$10,000
Lead Director Fee
Additional cash retainer	$20,000

Intel does not pay its management directors for Board service in addition to their regular employee compensation.

Director Compensation for Fiscal Year 2013

The following table details the compensation of Intel’s non-employee directors for the 2013 fiscal year.

Director Compensation for Fiscal Year 2013 Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[2] ($)	All Other Compensation[3] ($)	Total ($)
Charlene Barshefsky[4]	90,000	214,900	—	—	304,900
Susan L. Decker	135,000	214,900	—	5,000	354,900
John J. Donahoe[5]	—	298,000	—	—	298,000
Reed E. Hundt	95,000	214,900	—	—	309,900
James D. Plummer	90,000	214,900	—	5,000	309,900
David S. Pottruck	110,000(6)	214,900	—	—	324,900
Frank D. Yeary	105,000	214,900	—	—	319,900
David B. Yoffie	105,000	214,900	—	4,000	323,900

24	2014 PROXY STATEMENT

DIRECTOR COMPENSATION

[1]

Consists of OSUs and RSUs valued at grant date fair values (computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718). Grant date fair value of RSUs is calculated assuming a risk-free rate of return of 0.2% and a dividend yield of 3.9%. Grant date fair value of OSUs is calculated assuming volatility of 24.4%, risk-free rate of return of 0.5%, and a dividend yield of 3.9%. For additional information, see “Director Compensation; Equity Awards” below.

[2]	Dr. Yoffie had a decline in pension value in the amount of $19,000.

[3]	Intel Foundation made matching charitable contributions on behalf of Ms. Decker ($5,000), Dr. Plummer ($5,000), and Dr. Yoffie ($4,000).

[4]	Ambassador Barshefsky participated in the Cash Deferral Election, under which she elected to defer her cash compensation until her retirement from the Board.

[5]

Includes 3,900 RSUs granted to Mr. Donahoe in lieu of his annual cash retainer for the second half of 2012 and his annual cash retainer for the first half of 2013. The remainder of his cash retainer and Compensation Committee member fees for the second half of 2013 will be paid in the form of RSUs in 2014.

[6]	Includes a $10,000 committee chair fee for Mr. Pottruck’s service as chairman of the Intel Retirement Plans Investment Policy Committee.

Fees Earned or Paid in Cash. Under the “RSU in Lieu of Cash Election” program, directors can elect to receive 100% of their cash compensation in the form of RSUs (but not less than 100%). This election is made year by year, and must be made in the tax year before the compensation will be earned. The Board grants these RSUs in two installments: the first in the year when the cash fees would have been paid, and the second in the following year. RSUs elected in lieu of payments in cash have the same vesting terms as the annual RSU grant to directors. Under this program, Mr. Donahoe was granted 3,900 RSUs in 2013 in lieu of cash payments of his fees earned from July 1, 2012 to June 30, 2013.

Equity Awards. Under Intel’s 2006 Equity Incentive Plan, equity awards granted to non-employee directors may not exceed 100,000 shares per year to each non-employee director. The current practice is to grant each non-employee director OSUs and RSUs each July with a market value on the grant date of approximately $220,000. The grant date fair value reported in the “Stock Awards” column in the Director Compensation for Fiscal Year 2013 table above differs from this amount because of changes in the fair value of these awards between the date they were approved and the date they were granted. In addition, the fair value of an RSU for accounting purposes is discounted for present value of dividends that are not paid on RSUs prior to vesting.

Outperformance restricted stock units (OSUs) are variable performance-based restricted stock units. On July 26, 2013, Intel granted each independent director 4,190 Director OSUs. The grant date fair value of each Director OSU grant was $113,400. Director OSUs granted in 2013 vest in full on the 36-month anniversary of the grant date if the director is still serving at that time. If a director retires from the Board before the end of the performance period, and is either 72 or older or has at least seven years of service on Intel’s Board, he or she will be able to retain the unvested awards. The number of shares of Intel common stock that a director receives from this grant will range from 50% to 200% of the target amount, subject to the same performance payout conditions that are applicable to OSUs granted to our listed officers, as discussed below under “Compensation Discussion and Analysis; OSU Awards.” As part of the OSU program, directors receive dividend equivalents on the final shares earned and vested; the dividend equivalents will pay out in the form of additional shares.

Restricted stock units (RSUs) vest in equal annual installments over a three-year period from the grant date. On July 26, 2013, Intel granted each independent director 4,765 RSUs. The grant date fair value of each Director RSU grant was $101,500. All the shares are payable upon retirement from the Board if a director is 72 years old or has at least seven years of service on Intel’s Board. Directors do not receive dividend equivalents on unvested RSUs.

25

DIRECTOR COMPENSATION  ■  Outstanding Equity Awards for Directors

Outstanding Equity Awards for Directors

The following table provides information on the outstanding equity awards held by the non-employee directors at fiscal year-end 2013, with OSUs shown at their target amount. Market value for stock units (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($25.60 on December 27, 2013). In 2006, Intel began granting RSUs instead of stock options to non-employee directors. In 2009, Intel began granting OSUs to non-employee directors in addition to RSUs. All of the stock options in the following table are fully vested. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year and the option exercise price, and multiplying it by the number of stock options.

Outstanding Equity Awards for Directors at Fiscal Year-End 2013 Table

	STOCK OPTIONS		STOCK UNITS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Market Value of Unexercised Options ($)	Number of Restricted Stock Units That Have Not Vested[1] (#)	Market Value of Restricted Stock Units That Have Not Vested[2] ($)	Number of Outperformance Restricted Stock Units That Have Not Vested[3] (#)	Market Value of Unconverted Outperformance Restricted Stock Units That Have Not Vested ($)
Charlene Barshefsky	5,000	—	9,117	233,400	10,317	264,100
Susan L. Decker	—	—	9,117	233,400	10,317	264,100
John J. Donahoe	—	—	16,708	427,700	10,317	264,100
Reed E. Hundt	—	—	9,117	233,400	10,317	264,100
James D. Plummer	—	—	9,117	233,400	10,317	264,100
David S. Pottruck	—	—	9,117	233,400	10,317	264,100
Frank D. Yeary	—	—	9,117	233,400	10,317	264,100
David B. Yoffie	—	—	9,117	233,400	10,317	264,100

[1]	Vested RSUs that would have settled if they had not been part of the deferral election program are excluded from this column.

[2]	The market value of vested RSUs that would have settled if they had not been part of the deferral election program is excluded from this column.

[3]	OSUs are shown at their target share amount.

Director Stock Ownership Guidelines. The Board’s stock ownership guidelines for non-employee directors state that each director must acquire and hold at least 15,000 shares of Intel common stock within five years of joining the Board. After each succeeding five years of Board service, they must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unvested OSUs, unvested RSUs, and unexercised stock options do not count toward this requirement. As of December 28, 2013, each director nominated for election at the annual meeting had satisfied these ownership guidelines.

Deferred Compensation Plan. This plan allows non-employee directors to defer their cash and equity compensation. Under the cash deferral arrangement, directors may defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this deferral election. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel. Ambassador Barshefsky chose the cash deferral arrangement for her 2013 fees.

The RSU deferral arrangement allows directors to defer the settlement of their vested RSUs until termination of service. This election must be all-or-nothing, and applies to all RSUs granted during the year. Deferred RSUs count toward Intel’s stock ownership guidelines once they vest. Directors do not receive dividends on deferred RSUs. Mr. Donahoe participated in the RSU deferral arrangement program for the awards granted in 2013.

26	2014 PROXY STATEMENT

DIRECTOR COMPENSATION  ■  Outstanding Equity Awards for Directors

Retirement. In 1998, the Board ended its retirement program for independent directors. Dr. Yoffie, who was a Board member at that time, was vested with the number of years he had served at that point. He will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon his departure from the Board. Payments will continue for the number of years he served as a non-employee director through 1998, or until his death, whichever is earlier. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Compensation for Fiscal Year 2013 table represent the net actuarial change in pension value accrued under this program. Dr. Yoffie is credited with nine years of service. Assumptions used in determining these changes include a discount rate of 4.8%, a retirement age of 65 or current age if older, the RP2000 Mortality Tables projected to 2013, and an annual benefit amount of $80,000.

Equipment. Intel gives each director a laptop computer for personal use and offers each director the use of other equipment employing Intel technology.

Travel Expenses. Intel does not pay meeting fees. We reimburse our directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

Charitable Matching. Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for 50% matching of funds of up to $10,000 per director per year, which is the same limit for employees generally.

27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or a greater than 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

■

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

■

any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

■	compensation to executive officers determined by the Compensation Committee;

■	compensation to directors determined by the Board;

■	transactions in which all security holders receive proportional benefits; and

■	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons that are not included in one of the preceding categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

Since the beginning of 2013, there were no related-person transactions under the relevant standards.

28	2014 PROXY STATEMENT

CODE OF CONDUCT

Our policy is that all employees must avoid any activity that is or has the appearance of being hostile, adverse, or competitive with Intel, or that interferes with the proper performance of their duties, responsibilities, or loyalty to Intel. Our Code of Conduct contains these policies and applies to our directors (with respect to their Intel-related activities), executive officers, and other employees.

Each director and executive officer must inform our Board when confronted with any situation that may be perceived as a conflict of interest with Intel, even if the person does not believe that the situation would violate our Code of Conduct. If the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine whether there is a conflict of interest and how the conflict should be resolved.

Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board. Our Code of Conduct is our code-of-ethics document. We have posted our Code of Conduct on our web site at www.intel.com/go/governance.

29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by two beneficial owners of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. This information is as of February 24, 2014, except as otherwise indicated in the notes to the table. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of February 24, 2014” include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of February 24, 2014 (which are shown in the columns to the right). Our listed officers are the seven current and former executive officers identified below in the “Compensation Discussion and Analysis” section of this proxy statement. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned as of February 24, 2014	Percent of Class	Number of Shares Subject to Options Exercisable as of February 24, 2014 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of February 24, 2014
BlackRock, Inc.	294,801,161(1)	5.9	—	—
The Vanguard Group, Inc.	248,749,943(2)	5.0	—	—
Directors and Executive Officers
Brian M. Krzanich, Chief Executive Officer	1,049,056	**	775,367	9,541
Paul S. Otellini, former President and Chief Executive Officer	3,746,596(3)	**	2,275,992	46,830
Renée J. James, President	437,778	**	346,063	9,541
Andy D. Bryant, Chairman of the Board	1,284,953(4)	**	709,577	9,541
Stacy J. Smith, Executive Vice President and Chief Financial Officer	819,371	**	630,932	9,541
Thomas M. Kilroy, Executive Vice President, General Manager, Sales & Marketing	589,164(5)	**	477,250	7,644
David Perlmutter, former Executive Vice President, General Manager, Intel Architecture Group, and Chief Product Officer	777,711	**	571,873	—
David B. Yoffie, Director	207,993(6)	**	—	—
David S. Pottruck, Director	87,076(7)	**	—	—
Reed E. Hundt, Director	84,088	**	—	—
Charlene Barshefsky, Director	83,260(8)(9)	**	—	—
Susan L. Decker, Director	58,243	**	—	—
John J. Donahoe, Director	54,076(10)	**	—	—
James D. Plummer, Director	42,773(11)	**	—	—
Frank D. Yeary, Director	38,845	**	—	—
All directors and executive officers as a group (16 individuals)[12]	6,039,369	**	3,801,782	68,656

**	Less than 1%

[1]

As of December 31, 2013, based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2014 by BlackRock, Inc. BlackRock’s business address is 40 East 52nd St., New York, NY 10022.

[2]

As of December 31, 2013, based on information set forth in a Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. The Vanguard Group’s business address is 100 Vanguard Blvd., Malvern, PA 19355.

[3]

Includes 1,672 shares held by Mr. Otellini’s spouse (Mr. Otellini disclaims beneficial ownership of these shares) and 338,229 shares held by a trust for which Mr. Otellini shares voting and investment power.

30	2014 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

[4]

Includes 1,600 shares held by Mr. Bryant’s son, 1,000 shares held by Mr. Bryant’s daughter, and 119,383 shares held by a family trust with Mr. Bryant’s spouse as trustee. Mr. Bryant disclaims beneficial ownership of these shares. Also includes 1,148 shares held jointly with Mr. Bryant’s spouse for which Mr. Bryant shares voting and investment power.

[5]	Includes 77,458 shares held by a trust for which Mr. Kilroy shares voting and investment power.

[6]	Includes 179,114 shares held jointly with Dr. Yoffie’s spouse for which Dr. Yoffie shares voting and investment power.

[7]

Includes 800 shares held by Mr. Pottruck’s daughter. Also includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and investment power.

[8]	Includes 6,800 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and investment power.

[9]	Includes 17,370 deferred but vested RSUs held by Ambassador Barshefsky.

[10]	Includes 44,811 deferred but vested RSUs held by Mr. Donahoe.

[11]	Includes 27,835 shares held by a family trust for which Dr. Plummer shares voting and investment power.

[12]	Excludes Messrs. Otellini and Perlmutter as they were not executive officers as of February 24, 2014.

31

PROPOSAL 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee evaluates the selection of independent auditors each year and has selected Ernst & Young LLP as our independent registered public accounting firm for the current year. Ernst & Young has served in this role since Intel was incorporated in 1968. The Audit

Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by Ernst & Young. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Intel may obtain from Ernst & Young.

In accordance with applicable rules on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2010, and the current primary engagement partner will rotate off the Intel account in 2015, while Ernst & Young’s concurring/reviewing partner for our audit was most recently changed in 2014. Under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules. The Audit Committee also considers that Intel requires global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit services items, including statutory audits and various regulatory certification items, such as valuation support, IT consulting, and payroll services. Many of these services are provided to Intel by other multinational audit and accounting firms. A change in our independent auditor would require us to replace one or more of the multinational service providers that perform non-audit services for Intel and could significantly disrupt our business due to loss of cumulative knowledge in the service providers’ areas of expertise.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2013. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

32	2014 PROXY STATEMENT

PROPOSAL 2  ■  Ratification of Selection of Independent Registered Public Accounting Firm

ERNST & YOUNG LLP’S FEES FOR 2013 AND 2012

The following table shows the fees billed by Ernst & Young for audit and other services provided for fiscal years 2012 and 2013. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services reflected in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2013 Fees ($)	2012 Fees ($)
Audit Services	17,847,000	18,623,000
Audit-Related Services	953,000	958,000
Tax Services	1,938,000	2,360,000
All Other Services	46,000	—
Total	20,784,000	21,941,000

Audit Services. This category includes Ernst & Young’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions; consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions; comfort letters; and consents issued in connection with SEC filings or private placement documents.

Audit-Related Services. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit Services.” The services for the fees disclosed under this category primarily include audits of Intel employee benefit plans.

Tax Services. This category consists of tax services provided with respect to tax consulting, tax compliance, tax audit assistance, tax planning, expatriate tax services, and transfer pricing.

All Other Services. This category consists of services provided by Ernst & Young that are not included in the category descriptions defined above under “Audit Services,” “Audit-Related Services,” or “Tax Services.”

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for the current year.

33

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related to, for example, the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm, and evaluates its independence. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee’s agenda for the year includes reviewing Intel’s financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings news releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm. The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for as long as a year related to a particular category of service, or a particular defined scope of work subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee.

34	2014 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management its assessment of and report on the effectiveness of Intel’s internal control over financial reporting as of December 28, 2013, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control—Integrated Framework.” The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 28, 2013, which Intel filed with the SEC on February 14, 2014.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2013 with management and Ernst & Young, and management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles. In addition, the Audit Committee has discussed with Ernst & Young, and Ernst & Young represented that its presentations to the Audit Committee included, the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 28, 2013.

Audit Committee

Frank D. Yeary, Chairman

Susan L. Decker

Reed E. Hundt

James D. Plummer

35

PROPOSAL 3

Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve, on an advisory basis, the compensation of Intel’s listed officers disclosed in “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative in this proxy statement.

Intel has provided stockholders with an advisory “say on pay” vote on executive compensation since 2009, and in 2011 federal law made this practice mandatory for U.S. public companies. In addition, at Intel’s 2011 Annual Stockholders’ Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. We are therefore holding this year’s advisory vote in accordance with that policy and pursuant to U.S. securities laws and regulations.

Intel’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the company. Intel’s equity plans are intended to align compensation with the long-term interests of our stockholders. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the Summary Compensation table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our listed officers reported in this proxy statement has supported and contributed to the company’s recent and long-term success.

Although this advisory vote to approve our executive compensation is non-binding, the Compensation Committee will carefully assess the voting results. The “Compensation Discussion and Analysis” in this proxy statement discusses our stockholder engagement efforts over the past year and reflects our commitment to consult directly with stockholders to better understand any significant views expressed in the context of matters voted upon at our stockholders’ meetings.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur in 2015.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “FOR” approval of our executive compensation on an advisory basis.

36	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2013 LISTED OFFICERS

Brian M. Krzanich

Chief Executive Officer

Paul S. Otellini

former President and Chief

Executive Officer

Renée J. James

President

Andy D. Bryant

Chairman of the Board

Stacy J. Smith

Executive Vice President

and Chief Financial Officer

Thomas M. Kilroy

Executive Vice President, General

Manager, Sales & Marketing

David Perlmutter

former Executive Vice President,

General Manager, Intel Architecture

Group, and Chief Product Officer

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs and discusses the compensation earned by Intel’s listed officers, as presented in the tables below under “Executive Compensation.”

This Compensation Discussion and Analysis is composed of four sections:

■	Executive Summary — Highlights of compensation for our new executive leadership team and actions we have taken in response to feedback from our stockholders;

■	2013 Compensation of Our Listed Officers — Details on our executive compensation programs and the individual compensation of our listed officers;

■

Stockholder Engagement and Changes to Our Compensation Programs for 2014 — Details on our response to the stockholder vote on our executive compensation at our 2013 annual meeting, including changes we have made to our executive compensation programs; and

■	Other Aspects of Our Compensation Programs — A discussion of our compensation framework, our use of peer group data, and other policies and processes related to our executive compensation programs.

Detailed compensation tables that quantify and further explain our listed officers’ compensation follow this Compensation Discussion and Analysis.

Executive Summary

LEADERSHIP TRANSITION

In May 2013, the Board of Directors elected Brian M. Krzanich as Chief Executive Officer. Mr. Krzanich has been with Intel for 31 years and most recently served as Executive Vice President and Chief Operating Officer. Mr. Krzanich succeeded Paul S. Otellini, who had served as our Chief Executive Officer since 2005 and in November 2012 announced his intention to retire as CEO and as a director at the 2013 annual meeting. At Mr. Krzanich’s recommendation, in May 2013 the Board also elected Renée J. James as President of Intel. Ms. James previously served as our Senior Vice President and General Manager of our Software and Services Group. In connection with the leadership transition, the Compensation Committee of the Board adjusted these three executives’ compensation as follows:

■

The committee reaffirmed our fundamental compensation program, consisting of a relatively low base salary, annual incentive opportunity based on objective financial and operational performance criteria, and a mix of equity arrangements including performance-based awards and restricted stock units.

■

The committee set Mr. Krzanich’s base salary at $1 million per year and increased his target annual incentive cash to slightly less than $2.4 million, effective as of May 16, 2013, the day he became CEO. The committee also granted Mr. Krzanich equity awards such that his total annual equity awards for 2013 had an approved value of $6.5 million, so that his target total direct compensation for 2013 was approximately $10 million. By way of comparison, Mr. Otellini’s target total direct compensation for 2012, his last full year as CEO, was $16.5 million.

37

COMPENSATION DISCUSSION AND ANALYSIS  ■  Executive Summary

■

The committee set Ms. James’ base salary at $850,000 per year and increased her target annual incentive cash to slightly less than $2.1 million, effective as of May 16, 2013, and granted Ms. James additional equity awards so that her total annual equity awards for 2013 had an approved value of $5.5 million and her target total direct compensation for 2013 was approximately $8.5 million.

■

Mr. Otellini participated in our executive compensation programs through May 16, 2013, when he stepped down as CEO and as a director, except that he did not receive a regular annual equity grant. Effective May 17, 2013, Mr. Otellini was paid base compensation of $100,000 for a year and received a transition services bonus award payout of $2 million under a performance-based award focused on pre-established transition-management goals for 2013.

Other than the changes discussed above and a salary and annual equity award promotion increase for Mr. Kilroy, the committee did not change our other listed officers’ annual salary, target annual incentive cash, or annual equity award values from what we disclosed in last year’s proxy statement.

2013 “SAY ON PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION AND STOCKHOLDER OUTREACH

In 2013, the percentage of votes cast “For” our advisory “say on pay” resolution to approve our executive compensation declined to 68% from approximately 97% in 2012. Based on our discussions with stockholders, we believe this decrease in support was primarily the result of two concerns: retention equity awards granted to our listed officers for 2012 (other than Mr. Otellini), and an increase in Mr. Otellini’s total compensation on account of a special equity award. Our independent directors who serve on the Compensation Committee and our Chairman, with the assistance of Intel staff, contacted stockholders to discuss and obtain additional stockholder feedback on the various components of our executive compensation program. We conducted these calls and meetings both before and after our 2013 Annual Stockholders’ Meeting and contacted stockholders who collectively owned over 40% of our stock. In addition to discussing the retention and special equity awards, we received helpful input regarding the operation of and disclosure around other aspects of our executive compensation programs.

As a result of this engagement process, combined with recommendations from our new CEO and President on ways to further align our compensation programs with our business goals, the committee affirmed our commitment to align pay with performance and approved a number of significant changes to our compensation structure that are designed to help drive positive business results by further increasing accountability and enhancing the link between individual pay and company performance. These include:

■

No new retention awards: In 2012, the company granted special retention awards in the form of RSUs to the top executives in conjunction with our roughly once-in-a-decade CEO transition. These special retention awards were intended to be a one-time event, and indeed there were no retention awards in 2013. Moreover, the company does not anticipate the need to use this tool in the foreseeable future.

■

New CEO compensation package at roughly the 25th percentile: When Mr. Krzanich was appointed CEO in May 2013, the committee approved a compensation package at approximately the 25th percentile relative to peer company CEOs, and well below Mr. Otellini’s compensation as CEO.

■

Equity grants will have more downside risk: Beginning in 2014, performance-based equity awards for our listed officers no longer have a payout “floor” value. If relative total stockholder return (TSR) over a three-year period falls below a threshold level, the payout will be zero. The maximum potential value of these awards is unchanged. Also in 2014, we extended the use of performance-based equity awards to more than 350 of our senior leaders and we stopped granting new stock options at all senior levels, other than through our broad-based employee stock purchase plan.

■

Annual cash bonus refocused: Our annual cash bonus program has been redesigned for all employees, with greater emphasis on a shorter list of significant operational objectives in an effort to enhance accountability and the link between pay and performance.

■

Stock ownership guideline extended to all senior leaders: Stock ownership guidelines have long been part of Intel’s philosophy toward compensation and accountability for approximately the top 50 executives. Beginning in 2014, ownership guidelines have been extended to include more than 350 of our senior leaders.

38	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

These and other changes to our compensation programs are discussed in greater detail below.

In addition, the Compensation Committee requested that the independent executive compensation consultant, Farient Advisors, assess the relationship between executive compensation and long-term performance for our stockholders. In doing so, Farient Advisors determined that there was a strong relationship between our CEO’s average annualized performance-adjusted compensation (which includes salary, actual bonus, and the performance-adjusted value of long-term incentives) and our company’s TSR.

2013 Compensation of Our Listed Officers

PERFORMANCE AND INCENTIVE PAY FOR 2013

Intel has a long-standing commitment to pay-for-performance that we implement by providing a majority of compensation through arrangements that are designed to hold our executive officers accountable for business results and reward them for consistently strong corporate performance and creation of value for our stockholders. Our executive compensation program is periodically adjusted over time to better ensure that it supports Intel’s business goals and promotes both near- and long-term profitable growth of the company. As illustrated below, approximately 90% of targeted total direct compensation for Mr. Krzanich in 2013 after he became CEO was performance-based, consisting of 65% equity, 24% annual cash bonus, and 1% profit-sharing. Only 10% of his compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total direct compensation and the company and business unit results.

The majority of executive compensation for our listed officers is delivered through programs that link pay realized by executive officers with financial and operational results, and with TSR. Variable cash compensation payouts under our annual incentive cash plan were based on measures of relative financial performance, absolute financial performance, company performance relative to operational goals, and individual performance. Equity-based compensation consisting of variable performance-based “outperformance” restricted stock units (OSUs), restricted stock units (RSUs), and stock options align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on both absolute and relative TSR. As a result, total compensation for each listed officer varies with both individual performance and Intel’s performance in achieving financial and non-financial objectives. The following chart shows the allocation of the listed officers’ total direct compensation for 2013, reflecting the extent to which their total direct compensation consists of performance-based compensation.

39

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

2013 BUSINESS RESULTS

As shown in the following table, Intel’s revenue for 2013 was down 1% from 2012. In a challenging environment, the cash generation from our business remained strong with cash from operations of $20.8 billion in 2013. Intel returned $4.5 billion to stockholders through dividends and repurchased $2.1 billion of common stock through the common stock repurchase program. In addition, the company purchased $10.7 billion in capital assets as we continued making investments in new architectures and product offerings. Our stock price increased by 27% in 2013.

	2013 ($ in millions, except per-share amounts)	2012 ($ in millions, except per-share amounts)	Change (%)
Net Revenue	52,708	53,341	(1)
Net Income (GAAP)	9,620	11,005	(13)
Stock Price per Share as of Fiscal Year-End	25.60	20.23	27

2013 INCENTIVE COMPENSATION PAYOUTS

Incentive cash payouts for 2013 were down compared with 2012, primarily due to Intel’s decline in net income. The payout percentage under the annual incentive cash plan for 2013 was 82% of the annual incentive cash target, compared with 99% in 2012 (which the committee reduced to 94% through the use of its negative discretion). The link between our financial performance and the listed officers’ annual incentive cash plan is illustrated in the following graph, which shows how the average cash incentive payments have varied based on Intel’s net income results.

40	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

For the January 2010 through January 2013 performance period, OSUs vested at 110.1% of target, reflecting that Intel’s TSR was above the peer group median TSR over the performance period. Total payout, including both TSR outperformance and dividend equivalents accrued on earned shares as a result of our strong record in returning value to stockholders through our dividend policy, was 123.1% of target. These payouts are reported in the Stock Option Exercises and Stock Vested in Fiscal Year 2013 table on page 64.

ALIGNMENT OF PERFORMANCE AND COMPENSATION

Intel’s Compensation Committee has carefully designed the key elements of its executive compensation program to support what it considers to be the program’s primary objective: the creation of sustained, long-term value for our stockholders. To achieve this objective, management must execute on our operational goals over time to deliver growth in both revenue and earnings on an absolute and relative basis. The committee believes that by establishing a strong pay-for-performance philosophy, executive compensation will be sensitive to and aligned with the long-term value that is created for stockholders.

The principal elements of our pay-for-performance philosophy include a clear and concise pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability), as evidenced by the following program components:

■

Our pay positioning strategy generally targets the 50th to 65th percentile of our peer group for total direct compensation, given our desire to compensate our executive officers based upon performance, while fairly balancing internal pay equity considerations among executive roles. The committee also believes that in our industry, where the competition for executive talent is significant, a 50th to 65th percentile target is critical to attract, retain, and reward executive talent.

■

Total executive compensation opportunities are designed so that a significant portion is variable or “at-risk,” with value derived from company business performance and stock price performance over the long-term.

■

To further align our executive officers’ interests with those of our stockholders, the committee has structured compensation so that the proportion of variable cash and equity-based pay increases with higher levels of responsibility.

■	By using financial measures such as net income growth and relative TSR, our incentive plans provide a clear and quantifiable link to the creation of long-term stockholder value.

■

To further link the long-term interests of management and stockholders, Intel has established stock ownership guidelines that specify a value of shares that executive officers must accumulate and hold within five years of appointment or promotion as an executive officer.

In 2013, the Compensation Committee requested that Farient Advisors assess the relationship between executive compensation and long-term performance for our stockholders. In addition to conducting a

41

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

number of pay-for-performance tests typically relied upon by proxy advisors, Farient Advisors used its pay-for-performance alignment model to test the alignment of our CEO’s average annualized performance-adjusted compensation (which includes salary, actual bonus, and the performance-adjusted value of long-term incentives) and performance, as indicated by TSR, over time. In doing so, Farient Advisors compared our CEO’s average annualized performance-adjusted compensation over successive three-year rolling periods to our compound annual TSR for the same three-year rolling periods and tested the results against the companies in our peer group (excluding Amazon, Apple, Google, Oracle, and Microsoft, which Farient Advisors determined are affected by founder CEO pay practices).

As indicated by the chart below, Farient Advisors determined that there is a strong relationship between our CEO’s average annualized performance-adjusted compensation and our company’s TSR. Specifically, when our TSR is higher, our CEO performance-adjusted compensation is higher, and conversely, when our TSR is lower, our CEO performance-adjusted compensation is lower. In addition, Farient’s analysis indicated that our CEO’s average annual performance-adjusted compensation, considering our company’s size and the performance we delivered, has been and continues to be reasonable. Farient Advisors considers performance-adjusted compensation to be reasonable for companies that generally pay CEOs, on a performance-adjusted basis, below the upper boundary of a competitive pay range that Farient Advisors deems to be acceptable based on a company’s size, peer group pay practices, and performance. Overall, Farient Advisors concluded that the alignment model for our company shows a very strong pay-for-performance alignment relationship compared to our modified peer group, as well as companies in the S&P 500 Index.

INTEL’S COMPENSATION BEST PRACTICES

Intel has long employed a number of practices that reflect the company’s compensation philosophy:

■	Executive officers are employed at will, without employment agreements or severance payment arrangements (except as required by local law).

■	Intel has no payment arrangements that would be triggered by a “change in control” of Intel.

■	Intel does not provide special retirement benefits designed solely for executive officers.

■

Intel’s performance-based compensation arrangements for executive officers use a variety of performance measures, including measuring relative performance against a peer group and granting performance-based equity awards.

■	Intel’s policies prohibit directors, executive officers, and other senior leaders from hedging Intel stock.

■	Intel has claw-back provisions applicable to both its annual incentive cash plan and its equity awards plan.

42	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

2013 COMPENSATION ACTIONS OVERVIEW

In early 2013, the committee determined not to make significant changes to our listed officers’ 2013 annual salary, target annual incentive cash, or annual equity award values from their 2012 levels, in light of the business outlook for 2013. However, the committee increased Mr. Kilroy’s base salary by 4% as part of its annual performance evaluation process in February 2013, in recognition of his promotion to Executive Vice President. In light of Mr. Otellini’s announcement that he would step down as CEO at our 2013 annual meeting, the committee did not grant annual equity awards to Mr. Otellini in 2013, and instead approved performance-based restricted stock units dependent on the extent to which Mr. Otellini satisfied certain company- and customer-related transition goals both before and after he stepped down as CEO. In May 2013, the committee adjusted Mr. Krzanich’s and Ms. James’ annual salary and target annual incentive amounts and granted them additional equity awards to reflect Mr. Krzanich’s promotion to CEO and Ms. James’ promotion to President.

2013 CASH COMPENSATION

BASE SALARY

The table below shows the base salary for our listed officers in 2013, as compared with 2012. As noted above, the committee increased Mr. Kilroy’s base salary by 4% as part of its annual performance evaluation process in recognition of his promotion to Executive Vice President. All other changes were effective May 16, 2013 as part of our leadership transition process. For Messrs. Krzanich and Otellini and for Ms. James, actual salary paid, as shown in the Summary Compensation table on page 58, was prorated based on base salary rate in effect before and after the changes.

Name	2013 Base Salary ($)	2012 Base Salary ($)
Brian M. Krzanich[1]	1,000,000	700,000
Paul S. Otellini[1]	100,000	1,200,000
Renée J. James[1]	850,000	650,000
Andy D. Bryant	760,000	760,000
Stacy J. Smith	650,000	650,000
Thomas M. Kilroy[2]	625,000	n/a
David Perlmutter	700,000	700,000

[1]	Change effective as of May 16, 2013; 2012 base salary remained in effect through May 15, 2013.

[2]	Mr. Kilroy was not a listed officer in 2012.

ANNUAL INCENTIVE CASH PLAN TARGETS AND PAYMENTS

The table below shows the target annual incentive for our listed officers in 2013, as compared with 2012 under our annual incentive cash plan. For Mr. Krzanich and Ms. James, actual incentive cash payments, as shown in the Summary Compensation table on page 58, were prorated based on the annual incentive cash target in effect before and after their promotions.

Name	2013 Annual Incentive Cash Target Amount ($)	2012 Annual Incentive Cash Target Amount ($)
Brian M. Krzanich[1]	2,392,200	1,800,000
Paul S. Otellini[1]	0	5,300,000
Renée J. James[1]	2,033,300	1,250,000
Andy D. Bryant	1,395,000	1,395,000
Stacy J. Smith	1,250,000	1,250,000
Thomas M. Kilroy[2]	1,250,000	n/a
David Perlmutter	1,800,000	1,800,000

[1]	Change effective as of June 2013; 2012 target remained in effect through May 2013.

[2]	Mr. Kilroy was not a listed officer in 2012.

43

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

The Compensation Committee made a deliberate decision to grant Mr. Krzanich a compensation package valued at approximately the 25th percentile for his position, and significantly below Mr. Otellini’s annualized CEO compensation level. This action reflects the committee’s recognition that Mr. Krzanich is new to his role, and creates a performance-linked incentive to improve company performance in the future. The Compensation Committee set Mr. Krzanich’s salary as CEO at $1,000,000, compared with the $1,200,000 salary that was payable to our former CEO, Mr. Otellini. The Compensation Committee set Mr. Krzanich’s annual incentive cash target amount significantly below the level that had applied to Mr. Otellini, in expectation of placing greater emphasis on variable cash compensation in future years.

The Compensation Committee significantly increased Ms. James’ annual incentive cash target amount as President to reflect the importance of her new position. The salary and target bonus amounts set for Ms. James as President place her target cash compensation in the top quartile among our peers.

Mr. Otellini’s target cash compensation was not changed during the annual performance review process. Upon stepping down as CEO, he transitioned to an advisory role on certain projects for the company with a salary reduced to $100,000 per year, and he ceased to participate in the annual incentive cash plan.

Following the end of fiscal 2013, the Compensation Committee approved the annual incentive cash results. The plan’s formula yielded an annual incentive cash payout of 82% calculated as shown below. For more information on how the three performance components are measured and on the plan’s formula, see the discussion in “Executive Compensation; 2013 Operational Goals” on page 62 of this proxy statement.

■

The absolute financial component declined from 105.7% in the 2012 calculation to 81.0% in the 2013 calculation due to the decline in the 2013 net income compared with an increase in prior three-year average net income.

■	The relative financial component declined from 92.5% for 2012 to 73.8% for 2013. This is due to the decline in Intel’s net income compared with Intel’s peer group’s stronger net income growth.

■

The operational component declined from 98.1% for 2012 to 90.1% for 2013. Operational component goals differ each year based on annual business and operational planning. In 2013, goals related to the Reinvent PC and Win Mobility sub-components had more weighting and worse scoring than, for example, the Compute Continuum sub-component.

44	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

The following table details the annual incentive cash payments for each listed officer for 2012 and 2013, reflecting the year-over-year changes resulting from the lower annual incentive cash payout for 2013 and the changes in the annual incentive cash target amounts discussed above. Amounts shown for Mr. Krzanich and Ms. James reflect proration of their target amounts and the fact that Mr. Otellini ceased to be eligible to participate in the plan after May 2013.

Name	2013 Annual Incentive Cash Payment ($)	2012 Annual Incentive Cash Payment ($)	% Change 2013 vs. 2012
Brian M. Krzanich	1,752,100	1,692,000	4
Paul S. Otellini	1,803,500	4,982,000	(64)
Renée J. James	1,394,000	1,175,000	19
Andy D. Bryant	1,139,300	1,311,300	(13)
Stacy J. Smith	1,020,800	1,175,000	(13)
Thomas M. Kilroy[1]	1,020,800	n/a	n/a
David Perlmutter	1,476,000	1,692,000	(13)

[1]	Mr. Kilroy was not a listed officer in 2012.

SEMIANNUAL INCENTIVE CASH PLAN

The listed officers also participate in our company-wide semiannual incentive cash plan, which delivers cash compensation to employees based on Intel’s profitability. Payouts are communicated as extra days of cash compensation, with executives typically receiving the same number of days of pay as other employees. Payments earned in 2013 represented 16.5 days of compensation per employee, including our listed officers, down from 20.1 days in 2012. These totals include one day and two days in 2013 and 2012, respectively, of compensation resulting from Intel’s achievement of its customer satisfaction goals. In 2013, semiannual incentive cash payments represented approximately 6% of the listed officers’ total performance-based cash compensation, which represents approximately 1% of the listed officers’ total direct compensation.

45

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

2013 ANNUAL EQUITY AWARDS

The table below shows the annual equity award values approved by the committee for our listed officers in 2013, as compared with annual equity award values approved in 2012. Year-over-year award values increased only in connection with promotions. The values below include awards granted to Mr. Krzanich and Ms. James in May 2013 upon their appointment as CEO and President, respectively. The committee increased Mr. Kilroy’s annual equity award value by 10% as part of its annual performance evaluation process in February 2013, in recognition of his promotion to Executive Vice President. In 2013, annual awards to the listed officers were composed of approximately 50% OSUs, 30% RSUs, and 20% stock options, based on grant date fair value and reflecting the same mix as for 2012. Amounts reported in the Summary Compensation table and the Grants of Plan-Based Awards table on pages 58 and 61 differ from the approved values due primarily to changes in our stock price between the date the committee approved awards and the date they were actually granted. In addition, the fair value of an RSU for accounting purposes is discounted for the present value of dividends that are not paid on RSUs prior to vesting.

Name	2013 Approved Value of Annual Equity Awards ($)	2012 Approved Value of Annual Equity Awards ($)[1]	% Change 2013 vs. 2012
Brian M. Krzanich	6,500,000	4,500,000	44
Paul S. Otellini	—	10,000,000	(100)
Renée J. James	5,525,000	4,500,000	23
Andy D. Bryant	4,500,000	4,500,000	0
Stacy J. Smith	4,500,000	4,500,000	0
Thomas M. Kilroy[2]	3,750,000	n/a	n/a
David Perlmutter	4,500,000	4,500,000	0

[1]	2012 Approved Value of Annual Equity Awards do not reflect special retention awards with an approved value of $10 million granted in 2012 to Messrs. Krzanich, Smith, and Perlmutter and to Ms. James and awards with a value of $5 million granted to Mr. Kilroy in 2012. Amounts do not reflect the success equity award for Mr. Otellini, discussed below.

[2]	Mr. Kilroy was not a listed officer in 2012.

Annual grants to the listed officers were based on the committee’s assessment of each officer’s individual performance in 2012, and expected future contributions. For the annual grants, the committee applied a matrix of grant values from 1 to 5 based on the officer’s grade level and individual performance tiers. Messrs. Krzanich, Bryant, Smith, and Perlmutter and Ms. James were ranked at the highest level in the matrix. Mr. Kilroy was ranked at the second-highest level in the matrix.

The amounts above reflect the additional awards granted to Mr. Krzanich and Ms. James upon their promotions, such that the targeted value of equity granted in 2013 was $6,500,000 for Mr. Krzanich and $5,525,000 for Ms. James. The additional grants were composed of approximately 50% OSUs, 30% RSUs, and 20% stock options, based on grant date fair value, and the performance period for the additional OSU awards is the same as the performance period for the annual OSU grants.

OSU AWARDS

For 2013, approximately 50% of the total value of the listed officers’ annual equity award was made in the form of OSUs. OSUs are variable performance-based RSUs under which the number of shares of Intel common stock received following vesting is based on Intel’s TSR performance measured against the median TSR of a peer group of companies over a three-year performance period. The committee elected to use OSUs as the primary equity vehicle for listed officers because the OSUs reflect a balance between stock options and RSUs: They are performance-based and present significant upside potential for superior stock price performance comparable to that of stock options, but they share some attributes of traditional RSUs by offering the potential for some value to the recipient even if the stock price declines over the three-year performance period.

46	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  2013 Compensation of Our Listed Officers

TSR is a measure of stock price appreciation plus any dividends payable during the performance period for the OSUs. As with OSUs granted in 2012, OSUs granted to listed officers in 2013 are subject to the following payout formula, which is sensitive to the underperformance or outperformance of Intel TSR against the peer group median.

If Intel performs within 1% of the peer group median, 100% of the 2013 OSUs will convert into shares at target. For each percentage point by which Intel TSR falls below the peer group median, the percentage of OSUs that convert into shares will drop by 2.5 percentage points (down to a minimum percentage of 50%). For each percentage point by which Intel TSR exceeds the peer group median, the percentage of OSUs that convert into shares will increase by 5 percentage points (up to a maximum of 200%). Performance is measured over the 36 months following the grant date and OSUs convert into shares in the 37th month.

As discussed above, for 2014 we have eliminated the minimum conversion percentage of 50% for OSUs, meaning that no shares will be issued if Intel’s TSR is more than 25 percentage points below the median TSR of the technology peer group. For more information on how OSUs are earned, see the narrative following the Grants of Plan-Based Awards table in “Executive Compensation.”

The chart below illustrates the change in the OSU formula from 2013 to 2014.

RSU AWARDS

For 2013, approximately 30% of the total value of the listed officers’ annual equity award was made in the form of RSUs. RSUs are intended to retain executive officers and reward them for absolute long-term stock price appreciation while providing some value to the recipient even if the stock price declines. RSUs also serve to balance the riskier nature of stock options and provide a significant incentive to stay with the company. As with RSUs granted in 2012, awards granted to the listed officers in 2013 will vest in substantially equal quarterly increments over three years from the grant date. Quarterly vesting of RSUs helps offset the 37-month cliff vesting of the OSUs.

STOCK OPTIONS

For 2013, approximately 20% of the total value of the listed officers’ annual equity award was in the form of stock options. Stock options’ future realizable value depends upon stock price appreciation above the exercise price set on the grant date, thus rewarding listed officers for absolute long-term stock price appreciation. As with stock options granted in 2012, awards granted to listed officers in 2013 vest in 25% increments annually over four years and have a term of seven years. The grant price of the stock options continues to be set on a regularly scheduled grant date with no discount or premium.

SPECIAL EQUITY AWARDS

In light of Mr. Otellini’s decision to step down as CEO, the committee did not grant annual equity awards to Mr. Otellini in 2013, and instead approved a transition services bonus award for him with a payout opportunity of up to $4,000,000. This was a specially designed instrument for which the committee established a number of performance goals relating to key aspects of our leadership transition process, including specific customer and executive retention goals in each of the following categories:

■	strategic and business objectives regarding certain potential customer transactions;

■	execution of the CEO transition plan and critical retention objectives; and

■	post-retirement commitments to support a smooth transition.

47

COMPENSATION DISCUSSION AND ANALYSIS  ■  Stockholder Engagement and Changes to Our Compensation Programs for 2014

In January 2014, the committee evaluated Mr. Otellini’s performance throughout the year against these performance goals. The committee determined that he had achieved some objectives but had not fully met expectations, earning a payout of 50% of the award, equivalent to $2,000,000, of which 50% was paid in cash and 50% was paid in shares. The shares are subject to a holding period. The holding period for half of the shares expires in May 2014 (one year after his termination of employment), and the holding period for the other half expires in May 2015 (two years after his termination of employment).

As discussed in last year’s proxy statement, in January 2013 the committee reviewed the special retention awards in the form of RSUs granted in 2012 to certain key executives other than Mr. Otellini. These RSUs were originally granted with a five-year vesting schedule, anticipating a CEO transition in approximately 2016. Given Mr. Otellini’s decision to step down as CEO effective May 2013, the committee determined in January 2013 that it was appropriate to amend the vesting of these RSUs, as illustrated in the table below.

Date	January 2014	January 2015	January 2016	January 2017
% Vesting (Amended)	20%	40%	40%	n/a
% Vesting (Original)	10%	20%	30%	40%

Stockholder Engagement and Changes to Our Compensation Programs for 2014

This section more fully describes our engagement with stockholders in connection with our 2013 advisory “say on pay” proposal to approve our executive compensation. Intel voluntarily implemented “say on pay” votes in 2009. Prior to 2013, our stockholders expressed their approval of our executive compensation programs, with 96% of stockholders, on average, voting to approve our programs each year. In 2013, the percentage of votes cast “For” our advisory “say on pay” resolution to approve our executive compensation declined to approximately 68%. We believe this decrease in support was primarily the result of two concerns: retention equity awards granted to our listed executives in 2012 (other than Mr. Otellini), and an increase in Mr. Otellini’s total compensation on account of a special equity award tied to the committee’s assessment of his performance.

Both before and after our 2013 Annual Stockholders’ Meeting, our independent directors who serve on the Compensation Committee and our Chairman, with the assistance of Intel staff, contacted stockholders to discuss and obtain additional stockholder feedback on components of our executive compensation program. We conducted these calls and meetings and contacted stockholders who collectively owned over 40% of our stock. As noted above, most of the concern expressed over our 2012 executive compensation arrangements related to retention and special equity awards granted to our listed executives for 2012. Stockholders in general did not express concern over the operation of our annual compensation program, although we received helpful questions and input regarding various aspects of our compensation programs.

During the second half of fiscal 2013 the committee worked with its independent consultant, Farient Advisors, and Intel’s Human Resources group to conduct a comprehensive review of our executive compensation program. Our new CEO and President made a number of recommendations on ways to further align our compensation programs with our business goals. As a result of this process, the committee affirmed our commitment to aligning pay with performance and approved a number of significant changes to our compensation structure that are designed to help drive positive business results by further increasing accountability and enhancing the link between individual pay and company performance. In late 2013 and early 2014, Intel staff again conducted calls and meetings with many of our institutional stockholders to discuss the compensation program changes approved by the committee. In addition, as part of our ongoing outreach to our owners, in February 2014 we sent a letter to the holders of over 50% of our shares summarizing the changes and updates being made to the compensation program. This letter was made available to all our stockholders and other interested individuals by posting it on www.intc.com and submitting it to the SEC on Form 8-K.

48	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  Stockholder Engagement and Changes to Our Compensation Programs for 2014

The goals and solutions approved by the committee as a result of our discussions with stockholders and the committee’s comprehensive review of our compensation programs are discussed below.

INTEL’S GOAL	INTEL’S APPROACH

Address concerns regarding the effectiveness of special retention awards granted to certain officers in 2012.

The special retention awards were a non-standard compensation element, have worked as intended, and were not used again in 2013. The 2012 special retention awards that were granted to certain executives were non-standard arrangements made in conjunction with our roughly once-in-a-decade CEO transition. The committee believes that these special retention awards served their objective, as each of the listed officer recipients remained with Intel through the CEO selection and transition process. Subsequently, only one of our listed officers, Mr. Perlmutter, left the company, thereby forfeiting most of the grant by not meeting the continued service requirements. The committee determined at the time of the grants that a time-based instrument was the proper tool to use, since the goal was time-based retention of employees during the initial phase of a new CEO transitioning into office. We do not anticipate the need to use this compensation tool in the foreseeable future.

Address concerns regarding Mr. Otellini’s 2012 equity compensation arrangements.

Mr. Otellini’s 2013 performance-based compensation was tied to his performance through our leadership transition process. Mr. Otellini participated in our 2013 annual incentive cash plan only through the time that he served as our CEO. In light of Mr. Otellini’s announcement of his decision to step down as CEO, the committee did not grant him annual equity awards in 2013, and instead approved a transition services bonus award that was a specially designed instrument for which the committee established a number of performance goals relating to key aspects of our leadership transition process. This transition services bonus award paid out at $2 million (50% of the maximum award opportunity), well below the $12 million approved value of Mr. Otellini’s 2012 equity awards.

49

COMPENSATION DISCUSSION AND ANALYSIS  ■  Stockholder Engagement and Changes to Our Compensation Programs for 2014

INTEL’S GOAL	INTEL’S APPROACH

Enhance the alignment of our OSUs with stockholders’ interests.

We have revised our OSU program beginning with awards granted in 2014. To further enhance the alignment between our listed officers’ realized pay and our performance, the committee approved the following changes to our OSUs, commencing with grants made in 2014:

■ Removal of OSU payout floor: Beginning with OSUs granted in 2014, a threshold performance standard must be satisfied before any shares will be issued. If the median TSR for the peer group exceeds Intel’s TSR by more than 25 percentage points the payout will be 0% of target. This requirement replaces our prior practice of granting OSUs that were subject to a minimum payout of 50% regardless of performance.

■ Revisions to payout leverage curve: For every percentage point that Intel’s TSR exceeds the median of the peer group, OSU payout will increase by 4% of target. For every percentage point that Intel underperforms the peer group median, OSU payout will decrease by 2% of target. For OSUs granted in 2012 and 2013, payout increased 5% for each percentage point of outperformance and decreased by 2.5% of target for every percentage point of underperformance.

50	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  Stockholder Engagement and Changes to Our Compensation Programs for 2014

INTEL’S GOAL	INTEL’S APPROACH

Focus our annual cash compensation programs to enhance accountability and the link between pay and performance.

We have revised our annual incentive cash plan to utilize fewer, but more meaningful, measurable operational goals. Payouts under our annual incentive cash plan had been based upon three performance criteria, each of which was weighted equally: (1) an “absolute financial component”; (2) a “relative financial component”; and (3) an operational component. Effective for 2014, the principal changes to this program are as follows:

■  New focus on year-over-year growth for the absolute financial component: The absolute financial component will be based on current-year net income growth over the prior year. Previously, current-year net income growth was compared with the average net income of the prior three years. This change is intended to increase focus on year-over-year earnings growth, and to increase variability of bonus payouts.

■ Industry focus on relative financial component: The relative financial component will be based on our annual net income growth relative to the average of the annual net income growth for a group of 15 technology peer companies, whereas in the past relative performance was measured against average net income growth of the S&P 100 and a group of 13 technology peer companies.

■ More targeted operational components: Weighting of the operational component of the annual incentive cash plan was increased to 50% of target from 33.33% of target previously. The number of operational goals has been reduced from 62 in 2013 to 32 in 2014. For participants in a business unit and the larger support organizations, operational payouts will differ, depending on performance against the group’s goals. These performance goals are intended to be more closely aligned with individual groups, and these changes are intended to drive a sharper focus on key strategic initiatives, increase visibility into those initiatives, and enhance accountability.

We have also revised our company-wide semiannual incentive cash plan, which delivers cash compensation to employees based on Intel’s profitability. This program represents a relatively minor component of our executives’ total compensation, typically equaling about 6% of listed officers’ total performance-based cash compensation. However, the program is important for driving financial performance throughout the company. Beginning in 2014, the program will pay out quarterly (instead of semiannually) based on net income.

51

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

INTEL’S GOAL	INTEL’S APPROACH

Enhance and broaden the alignment between executives’ and stockholders’ interests.

We have eliminated stock options: Beginning in 2014, we discontinued grants of stock options to our senior executives. In 2014, the committee granted senior executives approximately 60% of the value of their annual equity awards in the form of OSUs, and approximately 40% of the value in the form of RSUs. In the coming years, we will grant only OSUs and RSUs to our over 350 senior employees, including all vice presidents and Intel fellows (our senior technical employees).

Enhance and broaden the alignment between executives’ and stockholders’ interests.

We have introduced minimum stock ownership guidelines at all executive levels. Similarly, to further reinforce our goal of linking the interests of management and stockholders, the same group of more than 350 senior employees mentioned above must meet minimum stock ownership guidelines within five years. These guidelines are discussed more fully under “Other Aspects of Our Executive Compensation Programs,” below.

We and our Compensation Committee look forward to continuing our engagement with stockholders as we work to demonstrate the alignment between our executive compensation and corporate performance and to evolve our programs as our business and emerging practices warrant.

Other Aspects of Our Executive Compensation Programs

INTEL’S COMPENSATION FRAMEWORK

The Compensation Committee determines the compensation for our executive officers. It also considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Farient Advisors served as the committee’s independent advisor for 2013. During 2013, Farient Advisors’ work with the Compensation Committee included advice and recommendations on:

■	total compensation philosophy;

■	program design, including program goals, components, and metrics;

■	compensation trends in the technology sector and in the general marketplace for senior executives;

■	regulatory trends;

■	the compensation of the CEO and the other executive officers, including advice on the revision to the vesting schedules of certain special retention awards related to the CEO succession process;

■	revisions to the peer group in 2013 for 2014 pay actions; and

■	stockholder engagement efforts.

The Compensation Committee also consults with management and Intel’s Compensation and Benefits Group regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

Executive officers do not propose or seek approval for their own compensation. The CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself and the Chairman of the Board, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation

52	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

data gathered from compensation surveys. The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. He then bases his evaluation on his knowledge of the executive officer’s performance, a self-assessment completed by the executive officer, and feedback from employees who report directly to the executive officer. When developing his recommendations, the CEO also reviews the compensation data gathered from compensation surveys. Intel’s Senior Vice President of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine the compensation recommendations.

Annual performance reviews of the CEO and of the Chairman are developed by the independent directors acting as a committee of the whole Board. For the CEO’s review, formal input is received from the independent directors, the Chairman, and senior management. The CEO also submits a self-assessment focused on pre-established objectives agreed upon with the Board. The independent directors meet as a group in executive sessions to prepare the review, which is completed and presented to the CEO. The Compensation Committee uses this evaluation to determine the CEO’s base salary, annual incentive cash target, and equity awards.

Performance reviews for the CEO and other executive officers consider these and other relevant topics that may vary depending on the role of the individual officer:

■	Strategic Capability. How well does the executive officer identify and develop relevant business strategies and plans?

■	Execution. How well does the executive officer execute strategies and plans?

■	Leadership Capability. How well does the executive officer lead and develop the organization and people?

EXTERNAL COMPETITIVE CONSIDERATIONS FOR 2013

To assist the Compensation Committee in its review of executive compensation for 2013, Intel’s Compensation and Benefits Group provided compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selected as a peer group for executive compensation analysis purposes. This historical compensation data was adjusted to arrive at current-year estimates for the peer group. The committee used this data to compare the compensation of our listed officers to that of the peer group.

The peer group for 2013 included 13 technology companies (the technology peer group) and 10 S&P 100 companies outside the technology industry. When the peer group was created in 2007, the committee chose companies from the S&P 100 that resembled Intel in various respects, such as those that made significant investments in research and development and/or had substantial manufacturing and global operations. The committee also selected companies whose three-year averages for revenue, net income, and market capitalization approximated Intel’s. The peer group includes companies with which Intel competes for employees and the companies that Intel uses for measuring relative financial performance for annual incentive cash payments.

The peer group for 2013 was the same as for 2012. For 2014, we made changes to the technology peer group. We removed Dell Inc. (because the company became a private company on October 29, 2013) and, in order to maintain a robust peer group, we added eBay Inc., TSMC Limited, and Western Digital Corporation, which were identified as technology peers based on their annual revenue and research and development spending as a percentage of revenue.

53

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

The table below shows information for our 2013 technology peer group and peers selected from the S&P 100:

Company	Reported Fiscal Year	Revenue ($ in billions)	Net Income (Loss) ($ in billions)	Market Capitalization on March 3, 2014 ($ in billions)
Intel 2013	12/28/13	52.7	9.6	121.81
Intel 2013 Percentile		39%	51%	40%
Technology Peer Group
Amazon.com	12/31/13	74.5	0.3	165.23
Apple Inc.	9/28/13	170.9	37.0	470.76
Applied Materials, Inc.	10/27/13	7.5	0.3	22.66
Cisco Systems, Inc.	7/27/13	48.6	10.0	111.11
Dell Inc.[1]	n/a	n/a	n/a	n/a
EMC Corporation	12/31/13	23.2	2.9	52.99
Google Inc.	12/31/13	59.8	12.9	404.16
Hewlett-Packard Company	10/31/13	112.3	5.1	56.70
International Business Machines Corporation	12/31/13	99.8	16.5	191.88
Microsoft Corporation	6/30/13	77.8	21.9	313.60
Oracle Corporation	5/31/13	37.2	10.9	173.20
Qualcomm Incorporated	9/29/13	24.9	6.9	124.51
Texas Instruments Incorporated	12/31/13	12.2	2.2	48.32
S&P 100 Peer Group
AT&T Inc.	12/31/13	128.8	18.2	165.89
The Dow Chemical Company	12/31/13	57.1	4.8	58.38
General Electric Company	12/31/13	146.0	13.1	252.03
Johnson & Johnson	12/29/13	71.3	13.8	259.01
Merck & Co., Inc.	12/31/13	44.0	4.4	165.91
Pfizer Inc.	12/31/13	51.6	22.0	207.26
Schlumberger Limited	12/31/13	45.3	6.7	119.31
United Parcel Service, Inc.	12/31/13	55.4	4.4	88.92
United Technologies Corporation	12/31/13	62.6	5.7	106.86
Verizon Communications Inc.	12/31/13	120.6	11.5	195.92

[1]	Dell Inc. became a private company on October 29, 2013.

POST-EMPLOYMENT COMPENSATION ARRANGEMENTS

Intel does not provide change in control benefits to executive officers. Intel provides limited post-employment compensation arrangements to executive officers, including the listed officers, consisting of an employee-funded 401(k) savings plan, a discretionary company-funded retirement contribution plan, and a company-funded pension plan, each of which is intended to be tax-qualified and available to most U.S. employees, and a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees. The company-funded pension plan was closed to new hires starting January 1, 2011.

The Compensation Committee allows the listed officers to participate in these plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The terms governing the retirement or deferred compensation benefits under these plans for the executive officers are the same as those available to other eligible employees in the United States. Each plan other than the pension plan results in individual participant balances that reflect a combination of amounts contributed by the company or deferred by the employee, amounts invested at the direction of either the company or the employee, and the continuing reinvestment of returns until the accounts are distributed.

54	2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. The retirement contribution plan consists of a discretionary cash contribution determined annually by the committee for executive officers, and by the CEO for other employees. These contribution percentages have historically been the same for executive officers and other employees.

For 2013, Intel’s discretionary contribution (including allocable forfeitures) to the retirement contribution plan for eligible U.S. employees, including executive officers, and to the similar account for new employees in the 401(k) savings plan equaled 5% of eligible salary (which included annual and semiannual incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986, as amended (tax code), Intel credits the additional amount to the non-qualified deferred compensation plan. Intel invests all of its contributions to the retirement contribution plan in a diversified portfolio.

Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table (see “Executive Compensation”).

The basic benefit provided by the pension plan for all eligible U.S. employees, including executive officers, is based on a formula that takes into account the employee’s final average pay and years of service. The resulting benefit is reduced by the value of the employee’s account in the retirement contribution plan. The pension plan pays a benefit only to the extent that it is not fully offset by the retirement contribution plan account value. The benefit provided to some listed officers who participate in the pension plan also includes a tax-qualified arrangement that offsets amounts that otherwise would be paid under the non-qualified deferred compensation plan described above. This tax-qualified arrangement is also available to other eligible employees and does not result in an overall increase in payments otherwise due under the non-qualified deferred compensation plan. Each participant’s tax-qualified amount in this arrangement was established based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits set by Intel for equitable administration. Due to the values in the individual retirement contribution plan accounts, we do not expect that any listed officers will receive payments from the pension plan other than the offset to the non-qualified deferred compensation plan just described.

PERSONAL BENEFITS

Intel provides very limited personal benefit perquisites to executive officers, and it does not provide permanent lodging or defray costs for personal entertainment or family travel. The company provides air and other travel for Intel’s executive officers for business purposes only. Intel’s company-operated aircraft hold approximately 50 passengers and are used in regularly scheduled routes between Intel’s major U.S. facility locations, and Intel’s use of non-commercial aircraft on a time-share or rental basis is limited to appropriate business-only travel. Intel’s health care, insurance, and other welfare and employee benefit programs are essentially the same for all eligible employees, including executive officers, although the details of the programs, eligibility, and cost sharing may vary by country or local market practice. Intel shares the cost of health and welfare benefits with its employees, a cost that depends on the level of benefits coverage that each employee elects. Intel’s employee loan programs are not available to its executive officers. Intel has no outstanding loans of any kind to any of its executive officers. In 2013, Intel made financial planning services available to its executive officers, including the listed officers. In addition, Intel elected to bear the cost of upgrading the home security systems for certain listed officers.

CORPORATE OFFICER STOCK OWNERSHIP GUIDELINES

Because the Compensation Committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. These guidelines specify the number of shares that Intel’s corporate officers must accumulate and hold within five years of appointment or promotion as a corporate officer. Unvested OSUs and RSUs and unexercised stock options do not count toward satisfying these ownership guidelines.

55

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

As of December 28, 2013, each of Intel’s listed officers had satisfied these ownership guidelines, or had time to do so.

The following table lists the specific ownership requirements.

Title	Minimum Number of Shares
CEO	250,000
Executive Chairman & President	150,000
CFO	125,000
Executive Vice President	100,000
Senior Vice President	65,000
Corporate Vice President	35,000
Other VPs, Intel Fellows, and Senior Leaders	5,000 to 10,000

INTEL POLICIES REGARDING DERIVATIVES OR “SHORT SALES”

Intel prohibits directors, listed officers, and other senior employees from investing in any derivative securities of Intel common stock and engaging in short sales or other short-position transactions in Intel common stock. This policy does not restrict ownership of company-granted awards, such as OSUs, RSUs, employee stock options, and publicly traded convertible securities issued by Intel.

INTEL POLICIES REGARDING CLAW-BACKS

Both Intel’s 2014 Annual Performance Bonus Plan (formerly the 2007 Executive Officer Incentive Plan), under which annual incentive cash payments are made, and Intel’s 2006 Equity Incentive Plan include provisions for seeking the return (claw-back) from executive officers of incentive cash payments and stock sale proceeds in the event that those amounts had been inflated due to financial results that later had to be restated.

TAX DEDUCTIBILITY

Section 162(m) of the tax code places a limit of $1 million on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next three most highly compensated executive officers (excluding the CFO). To maintain flexibility and promote simplicity in administration, compensation arrangements such as OSUs, RSUs, and annual and semiannual incentive cash payments are not designed to satisfy the conditions of tax code Section 162(m) and therefore may not be deductible.

56	2014 PROXY STATEMENT

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Brian M. Krzanich, and our Chief Financial Officer, Stacy J. Smith. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2013 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee

David S. Pottruck, Chairman

John J. Donahoe

David B. Yoffie

57

EXECUTIVE COMPENSATION

The following table lists the annual compensation for fiscal years 2013, 2012, and 2011 of our current CEO, former CEO, CFO, former executive officer, and our three other most highly compensated executive officers in 2013 (referred to as listed officers).

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[2] ($)	All Other Compensation ($)	Total ($)
Brian M. Krzanich	2013	887,500	—	5,273,300	1,310,500	1,866,600	—	215,700	9,553,600
Chief Executive Officer	2012	700,000	—	12,363,700	883,500	1,800,900	12,000	115,100	15,875,200
	2011	560,000	10,700	2,486,200	611,400	1,151,800	21,000	119,200	4,960,300
Paul S. Otellini	2013	512,500	—	4,000,000	—	1,839,900	—	299,700	6,652,100
Former President and	2012	1,200,000	—	9,940,400	1,963,200	5,234,500	120,000	523,200	18,981,300
Chief Executive Officer	2011	1,100,000	34,000	7,331,100	1,802,800	6,429,500	319,000	475,500	17,491,900
Renée J. James	2013	775,000	—	4,511,800	1,107,700	1,492,400	—	142,800	8,029,700
President	2012	650,000	—	12,363,700	883,500	1,265,100	46,000	109,000	15,317,300
	2011	550,000	10,600	2,486,200	611,400	1,150,900	69,000	118,600	4,996,700
Andy D. Bryant	2013	760,000	—	3,451,000	894,500	1,222,400	—	108,000	6,435,900
Chairman of the Board	2012	760,000	—	3,597,200	883,500	1,416,100	109,000	161,000	6,926,800
	2011	760,000	15,400	3,251,200	799,500	1,912,000	319,000	189,200	7,246,300
Stacy J. Smith	2013	650,000	—	3,711,000	894,500	1,093,100	—	111,000	6,459,600
Executive Vice President and Chief Financial Officer	2012	650,000	—	12,363,700	883,500	1,265,900	108,000	128,100	15,399,200
	2011	635,000	12,400	3,251,200	799,500	1,386,000	170,000	133,500	6,387,600
Thomas M. Kilroy[3]	2013	625,000	—	3,005,900	745,400	1,091,400	—	110,100	5,577,800
Executive Vice President, General Manager, Sales & Marketing
David Perlmutter[4] Former Executive Vice President and Chief Product Officer	2013 2012 2011	700,000 700,000 670,000	— 12,200	3,711,000 12,363,700 3,251,200	894,500 883,500 799,500	1,571,300 1,800,700 1,401,500	322,500 473,900 674,500	448,300 337,800 404,700	7,647,600 16,559,600 7,213,600

[1]

These were special bonuses paid to all eligible employees in 2011, including the listed officers, for their contribution in achieving an Intel milestone: Intel’s first year when revenue exceeded $50 billion. These special bonuses were equivalent to three days of compensation for 2011.

[2]

Certain inputs used by external vendors to calculate the 2012 Change in Pension Value and Non-Qualified Deferred Compensation Earnings were inaccurate (and the 2011 amount for Mr. Perlmutter only). These prior-year amounts have been corrected accordingly. In addition, in 2013 the following listed officers had a loss in pension value of the following amounts: Mr. Krzanich ($12,000), Mr. Otellini ($106,000), Ms. James ($45,000), Mr. Bryant ($93,000), Mr. Smith ($110,000), and Mr. Kilroy ($159,000).

[3]	Mr. Kilroy was not a listed officer in 2012 or 2011.

[4]

Mr. Perlmutter retired from his position in October 2013 and from the company in February 2014. Mr. Perlmutter receives his cash compensation in Israeli shekels. The amounts reported above in the “Salary” column and the annual incentive cash payment included in the “Non-Equity Incentive Plan Compensation” column for 2013, 2012, and 2011 are based on the amount approved by the Compensation Committee in U.S. dollars and therefore do not take into account increases or decreases that could result from the amount being converted into and paid in shekels. The amounts reported above in the “Bonus” column, certain amounts included in the “Non-Equity Incentive Plan Compensation” column, the amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column, and certain amounts included in the “All Other Compensation” column for 2013, 2012, and 2011 were converted to U.S. dollars using a rate of 3.51, 3.75, and 3.78 shekels per dollar, calculated as of December 28, 2013, December 29, 2012, and December 31, 2011, respectively.

Total Compensation. Total compensation for listed officers as reported in the Summary Compensation table decreased an average of 43% from 2012 to 2013.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation table reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), of grants of stock options and stock awards to each of the listed officers in the years shown.

The grant date fair values of OSUs are provided to us by Radford, an Aon Hewitt company, using the Monte Carlo simulation valuation method. We calculate the grant date fair value of an RSU by taking the average of the high and low trading prices

58	2014 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  2013 Summary Compensation

of Intel common stock on the date of grant and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests, because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs. We calculate the grant date fair value of stock options using the Black-Scholes option pricing model.

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for 2013, 2012, and 2011 on a grant-date by grant-date basis.

	Assumptions
Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)
1/24/11	27	5.2	1.6	3.4
1/24/12	25	5.4	0.6	3.1
1/24/13	25	5.2	0.7	4.3
5/16/13	23	5.2	0.7	3.7

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table include annual incentive cash payments made under the annual incentive cash plan and semiannual incentive cash payments. The allocation of payments was as follows:

Name	Year	Annual Incentive Cash Payments ($)	Semiannual Incentive Cash Payments ($)	Total Incentive Cash Payments ($)
Brian M. Krzanich	2013 2012 2011	1,752,100 1,692,000 1,067,200	114,500 108,900 84,600	1,866,600 1,800,900 1,151,800
Paul S. Otellini	2013 2012 2011	1,803,500 4,982,000 6,160,000	36,400 252,500 269,500	1,839,900 5,234,500 6,429,500
Renée J. James	2013 2012 2011	1,394,000 1,175,000 1,067,200	98,400 90,100 83,700	1,492,400 1,265,100 1,150,900
Andy D. Bryant	2013 2012 2011	1,139,300 1,311,300 1,790,200	83,100 104,800 121,800	1,222,400 1,416,100 1,912,000
Stacy J. Smith	2013 2012 2011	1,020,800 1,175,000 1,288,000	72,300 90,900 98,000	1,093,100 1,265,900 1,386,000
Thomas M. Kilroy[1]	2013	1,020,800	70,600	1,091,400
David Perlmutter	2013 2012 2011	1,476,000 1,692,000 1,306,400	95,300 108,700 95,100	1,571,300 1,800,700 1,401,500

[1]	Mr. Kilroy was not a listed officer in 2012 or 2011.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. The actuarial present value of the benefit that the listed officers have in the tax-qualified pension plan arrangement, which offsets the non-qualified pension plan benefit (other than for Mr. Perlmutter), decreased as of the 2013 fiscal year-end compared with the 2012 fiscal year-end value, and accordingly is reported as zero pursuant to SEC rules. Since the benefit is a fixed dollar amount payable at age 65, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age approaching 65. The listed officers (other than Mr. Perlmutter) had an overall decrease in 2013 because the interest rate used to calculate present value increased from 3.9% for 2012 to 4.8% for 2013. They had an overall increase in 2012 because the interest rate used to calculate present value decreased from 4.7% for 2011 to 3.9% for 2012, and they had an overall increase in 2011 because the interest rate used to calculate present value decreased from 5.8% for 2010 to 4.7% for 2011. Mr. Perlmutter participated in a pension savings plan and a severance

59

EXECUTIVE COMPENSATION  ■  2013 Summary Compensation

plan as well as an adaptation plan for Israeli employees, which are explained further in “Retirement Plans for Mr. Perlmutter” following the Pension Benefits for Fiscal Year 2013 table. The changes in pension value reported above in the Summary Compensation table are the increases in the balance of the pension savings plan (less Mr. Perlmutter’s contributions) and the increases in the actuarial present values for the severance and adaptation plans explained below.

All Other Compensation. The amounts in the “All Other Compensation” column of the Summary Compensation table include tax-qualified discretionary company contributions to the retirement contribution plan, discretionary company contributions credited under the retirement contribution component of the non-qualified deferred compensation plan, matching charitable contributions from the Intel Foundation, payments made in connection with listed officer financial planning, payments for home security services, and payments in connection with listed officer relocations, as detailed in the table below. Amounts included in the “Retirement Plan Contributions” column will be paid to the listed officers only upon the earliest to occur of retirement, termination (receipt may be deferred but not later than reaching age 70 1/2), disability, or death. Amounts included in the “Deferred Compensation Plan Contributions” column will be paid to the listed officers after a fixed period of years or upon termination of employment, in accordance with irrevocable elections made at the time that compensation is deferred.

Name	Year	Retirement Plan Contributions ($)	Deferred Compensation Plan Contributions ($)	Matching Charitable Contributions ($)	Financial Planning ($)	Home Security Services ($)	Relocation Payments ($)	Total All Other Compensation ($)
Brian M. Krzanich	2013	12,800	121,200	—	16,700	65,000	—	215,700
	2012	15,000	97,600	—	2,500	—	—	115,100
	2011	14,700	104,500	—	—	—	—	119,200
Paul S. Otellini	2013	12,800	270,200	—	16,700	—	—	299,700
	2012	15,000	444,800	—	4,800	58,600	—	523,200
	2011	14,700	460,800	—	—	—	—	475,500
Renée J. James	2013	12,800	89,000	—	—	41,000	—	142,800
	2012	15,000	94,000	—	—	—	—	109,000
	2011	14,700	103,900	—	—	—	—	118,600
Andy D. Bryant	2013	12,800	95,200	—	—	—	—	108,000
	2012	15,000	146,000	—	—	—	—	161,000
	2011	14,700	169,500	5,000	—	—	—	189,200
Stacy J. Smith	2013	12,800	82,300	—	15,900	—	—	111,000
	2012	15,000	107,900	—	5,200	—	—	128,100
	2011	14,700	118,800	—	—	—	—	133,500
Thomas M. Kilroy[1]	2013	12,800	80,900	—	16,400	—	—	110,100
David Perlmutter[2]	2013	—	—	—	—	—	448,300	448,300
	2012	—	—	—	—	—	337,800	337,800
	2011	—	—	—	—	—	404,700	404,700

[1]	Mr. Kilroy was not a listed officer in 2012 or 2011.

[2]

In 2006, Mr. Perlmutter relocated to the United States from Israel with an original assignment for a two-year period, which was extended until 2013. Since this was a temporary assignment, Mr. Perlmutter received a two-way relocation package. This package contained the same elements as a standard Intel employee relocation package. Intel’s relocation packages include monetary allowances and moving services to help employees relocate, and are designed to meet the business needs of Intel and the personal needs of Intel employees and their families. Relocation packages apply to all employees based on set criteria, such as duration of the assignment, destination for the assignment, family size, and other needs as applicable.

60	2014 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  Grants of Plan-Based Awards in Fiscal Year 2013

Grants of Plan-Based Awards in Fiscal Year 2013

The following table presents equity awards granted under the 2006 Equity Incentive Plan and awards granted under our annual and semiannual incentive cash plans in 2013. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of grants of stock awards and stock options determined under accounting standards applied by Intel, as discussed above.

Grants of Plan-Based Awards in Fiscal Year 2013 Table

				Estimated Future Payouts Under Non- Equity Incentive Plans		Estimated Future Payouts Under Equity Incentive Plans[1]			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option or Stock	Market Price on Grant	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date	Award Type	Target ($)[2]	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Underlying Options (#)	Awards ($/Share)[3]	Date ($/Share)[3]	Option Awards ($)[4]
Brian M. Krzanich	01/24/13	01/21/13	OSU			42,580	85,160	170,320					2,194,600
	01/24/13	01/21/13	RSU						64,120				1,256,500
	01/24/13	01/21/13	Option							322,580	21.06	20.95	894,500
	01/21/13	01/21/13	RSU[5]						373,200				260,000
	05/16/13	04/28/13	OSU			16,525	33,050	66,100					998,400
	05/16/13	04/28/13	RSU						24,830				563,800
	05/16/13	04/28/13	Option							134,350	24.17	23.94	416,000
	01/24/13	01/21/13	Annual Cash	2,145,400	10,000,000
	01/24/13	01/21/13	Semiannual Cash	114,500
Paul S. Otellini	01/24/13	01/21/13	Transition Equity[6]				156,648	156,648					4,000,000
	01/24/13	01/21/13	Annual Cash	n/a	n/a
	01/24/13	01/21/13	Semiannual Cash	36,400
Renée J. James	01/24/13	01/21/13	OSU			42,580	85,160	170,320					2,194,600
	01/24/13	01/21/13	RSU						64,120				1,256,500
	01/24/13	01/21/13	Option							322,580	21.06	20.95	894,500
	01/21/13	01/21/13	RSU[5]						373,200				260,000
	05/16/13	05/01/13	OSU			8,470	16,940	33,880					511,700
	05/16/13	05/01/13	RSU						12,730				289,000
	05/16/13	05/01/13	Option							68,850	24.17	23.94	213,200
	01/24/13	01/21/13	Annual Cash	1,706,900	10,000,000
	01/24/13	01/21/13	Semiannual Cash	98,400
Andy Bryant	01/24/13	01/21/13	OSU			42,580	85,160	170,320					2,194,500
	01/24/13	01/21/13	RSU						64,120				1,256,500
	01/24/13	01/21/13	Option							322,580	21.06	20.95	894,500
	01/24/13	01/21/13	Annual Cash	1,395,000	10,000,000
	01/24/13	01/21/13	Semiannual Cash	83,100
Stacy J. Smith	01/24/13	01/21/13	OSU			42,580	85,160	170,320					2,194,500
	01/24/13	01/21/13	RSU						64,120				1,256,500
	01/24/13	01/21/13	Option							322,580	21.06	20.95	894,500
	01/21/13	01/21/13	RSU[5]						373,200				260,000
	01/24/13	01/21/13	Annual Cash	1,250,000	10,000,000
	01/24/13	01/21/13	Semiannual Cash	72,300
Thomas M. Kilroy	01/24/13	01/21/13	OSU			35,485	70,970	141,940					1,828,900
	01/24/13	01/21/13	RSU						53,430				1,047,000
	01/24/13	01/21/13	Option							268,820	21.06	20.95	745,400
	01/21/13	01/21/13	RSU[5]						186,600				130,000
	01/24/13	01/21/13	Annual Cash	1,250,000	10,000,000
	01/24/13	01/21/13	Semiannual Cash	70,600
David Perlmutter	01/24/13	01/21/13	OSU			42,580	85,160	170,320					2,194,500
	01/24/13	01/21/13	RSU						64,120				1,256,500
	01/24/13	01/21/13	Option							322,580	21.06	20.95	894,500
	01/21/13	01/21/13	RSU[5]						373,200				260,000
	01/24/13	01/21/13	Annual Cash	1,800,000	10,000,000
	01/24/13	01/21/13	Semiannual Cash	95,300

[1]	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target, and maximum number of OSUs that upon converting to shares could be received by each listed officer, excluding dividend equivalents.

[2]	Amounts reported as “Target” in the “Annual Cash” rows are the listed officer’s annual incentive cash target, and the amounts reported as “Target” in the “Semiannual Cash” rows are the listed officer’s 2013 semiannual incentive payment. For Mr. Krzanich, target annual cash reflects a prorated target of $1,800,000 in effect through May 2013 and a target of $2,392,200 in effect for the remainder of the year. For Ms. James, target annual cash reflects a prorated target of $1,250,000 in effect through May 2013 and a target of $2,033,300 in effect for the remainder of the year.

61

EXECUTIVE COMPENSATION  ■  2013 Operational Goals

[3]	The exercise price was determined based on the average of the high and low price of Intel common stock on the grant date, while the market price on the grant date is the closing price of our common stock on that date.

[4]	The grant date fair value (computed in accordance with FASB ASC Topic 718) is generally the amount that Intel would expense in its financial statements over the award’s service period but does not include a reduction for forfeitures.

[5]	Pursuant to SEC rules, this row reflects the modification of the vesting schedule for RSUs granted to certain listed officers in 2012. The amount reported as “Grant Date Fair Value of Stock and Option Awards” reflects the incremental expense arising from the modification (computed in accordance with FASB ASC Topic 718). Incremental expense calculation was based on January 22, 2013 assumptions due to the stock market being closed for a holiday on January 21, 2013.

[6]	Number of shares for the transition services bonus award was determined based on the average of the high and low price of Intel common stock on the settlement date, January 21, 2014. The actual payout was 50% of the award, equivalent to $2,000,000.

OSU Awards. OSUs granted to the listed officers in 2013 have a three-year performance period from the grant date, and a 37-month vesting schedule, meaning that the performance metrics are measured over the first 36 months, and the corresponding number of shares will vest in the 37th month. The number of shares of Intel common stock to be received at vesting will range from 50% to 200% of the target amount, based on the TSR of Intel common stock measured against the median TSR of the technology peer group over a three-year period. For OSUs granted to listed officers in 2013 (as with those granted in 2011 and 2012), the percentage rates at which OSUs convert into shares is as follows: if Intel’s TSR is within 1% of the peer group’s TSR, OSUs convert into shares at target; if Intel under-performs the technology peer group, the percentage at which the OSUs convert into shares will be reduced from 100% at a rate of 2.5-to-1 (a 2.5-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 50%; if Intel outperforms the technology peer group, the percentage at which the OSUs convert into shares will be increased from 100%, at a rate of 5-to-1 (a 5-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. TSR is a measure of stock price appreciation plus any dividends paid during the performance period. Dividend equivalents are based on dividends that are payable over the vesting period only on the number of shares of Intel common stock earned, and they will be paid in the form of additional shares of Intel common stock.

RSU Awards. RSUs granted to the listed officers in 2013 will vest in substantially equal quarterly increments over three years from the date of grant. As described in detail above under “Compensation Discussion and Analysis; Special Equity Awards,” in early 2013 the Compensation Committee granted a success equity award in the form of RSUs to Mr. Otellini, and amended special retention awards in the form of RSUs that were granted in 2012 to the other listed officers, all of which were designed to facilitate a smooth CEO transition.

Stock Options. Stock options granted to the listed officers in 2013 will vest in 25% increments annually over four years, expire seven years from the date of grant, and have an exercise price of no less than 100% of the average of the high and low trading prices of Intel common stock on the date of grant.

2013 Operational Goals

Annual Cash. Annual incentive cash payments are made under the annual incentive cash plan. The Compensation Committee sets the incentive cash target amount under the annual incentive cash plan as part of the annual performance review and compensation adjustment cycle. This incentive cash target amount is then multiplied by the annual incentive cash percentage calculated after the end of the year based on the average of three corporate performance components. This plan mirrors the broad-based plan for employees, with the added feature of an individual performance adjustment.

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. The committee may adjust Intel’s net income based on qualifying criteria selected by the committee at its sole discretion, as described in the plan. The methodology used to calculate Intel’s net income or adjusted net income (non-GAAP) for both absolute and relative financial performance is the same. Additional details on each component are provided below.

■

Absolute Financial Component. The committee uses this component to reward executive officers for sustained performance. To determine absolute financial performance, Intel’s current-year net income or adjusted net income was divided by Intel’s average net income used in the calculation over the previous three years. Intel used a rolling three-year average in the denominator. In 2013, Intel’s net income was 19% lower than the trailing three-year average. This was down from the 2012 result, when net income was 5.7% higher than the trailing three-year average.

■

Relative Financial Component. Through this component, the committee rewards executive officers for how well Intel performs compared with a broader market. To calculate Intel’s performance relative to the market comparator group, the sum of one plus

62	2014 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  2013 Operational Goals

Intel’s net income percentage growth or adjusted net income percentage growth was divided by the sum of one plus the simple average (with each group weighted equally) of the annual net income percentage growth or adjusted net income percentage growth for the technology peer group and the S&P 100 (excluding Intel). There is some overlap in the S&P 100 and the 13 technology companies that we have identified and that were included in the peer group for 2013 (described above in “Compensation Discussion and Analysis; External Competitive Considerations for 2013”). We have done this intentionally to give slightly more weight to the company’s relative performance compared with the technology companies that are also in the S&P 100. The committee has the flexibility to use discretion in either including or excluding certain charges to the market comparator group’s net income results, similar to any charges that may have been included or excluded for Intel. In 2013, the scoring for the relative component was 73.8% for Intel’s performance relative to the market’s performance, a decrease compared with the 2012 relative score of 92.5%.

■

Operational Component. Each year, the Compensation Committee approves operational goals and their respective success criteria for measuring operational performance. The operational goals selected by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each year as part of the annual planning process for the company, so that all employees are focused on achieving the same company-wide operational results. These operational goals are derived from a process for tracking and evaluating performance; however, some goals have non-quantitative measures that require some degree of subjective evaluation. The goals and success measures are defined within the first 90 days of the performance period.

The operational goals typically link to company performance in several key areas, including financial performance, product design and development roadmaps, manufacturing, cost and productivity improvements, customer satisfaction, and corporate responsibility and environmental sustainability. For 2013, the committee approved a similar number of operational goals compared to 2012. The table below shows how goals are allocated and grouped into certain major categories, with weightings that total 100 points.

2013 Operational Goal Categories

The scoring for most goals ranges from 0% to 125% based on the level of achievement reflected in Intel’s confidential internal annual business plan. Some goals had an upper range of 150% to 200% if certain extraordinary criteria were met. The results are summed and divided by 100, so that the final operational score is between 0% and 155%. Over the past five years, operational goals have scored between 90.1% and 103.1%, with an average result of 96.8%. The operational goals are intended to be a practical and realistic estimate of the coming year based on the data, projections, and analyses that Intel uses in its planning processes. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management and are reviewed and approved by the Compensation Committee.

The company scored 90.1% on its operational goals in 2013, a decrease compared with 98.1% in 2012.

63

EXECUTIVE COMPENSATION  ■  Stock Option Exercises and Stock Vested in Fiscal Year 2013

Semiannual Cash. Semiannual cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive 0.65 days of compensation for every 2 percentage points of corporate pretax margin, or a payment expressed as days of compensation based on 4.5% of net income divided by the current value of a worldwide day of compensation, whichever is greater. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Because benefits are determined under a formula and the Compensation Committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2013.

Stock Option Exercises and Stock Vested in Fiscal Year 2013

The following table provides information on stock option exercises and vesting of RSUs and OSUs during fiscal year 2013.

	OPTION AWARDS			STOCK AWARDS
Name	Grant Type	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Total Value Realized on Exercise and Vesting ($)
Brian M. Krzanich	Option	—	—	—	—	—
	RSU	—	—	55,507	1,277,000	1,277,000
	OSU	—	—	99,206	2,013,400	2,013,400
Total		—	—	154,713	3,290,400	3,290,400
Paul S. Otellini	Option	1,220,000	3,691,100	—	—	3,691,100
	RSU	—	—	212,971	4,666,600	4,666,600
	OSU	—	—	285,198	5,788,100	5,788,100
Total		1,220,000	3,691,100	498,169	10,454,700	14,145,800
Renée J. James	Option	63,084	332,700	—	—	332,700
	RSU	—	—	53,490	1,230,000	1,230,000
	OSU	—	—	99,206	2,013,400	2,013,400
Total		63,084	332,700	152,696	3,243,400	3,576,100
Andy D. Bryant	Option	693,630	2,825,400	—	—	2,825,400
	RSU	—	—	60,507	1,379,200	1,379,200
	OSU	—	—	128,012	2,598,000	2,598,000
Total		693,630	2,825,400	188,519	3,977,200	6,802,600
Stacy J. Smith	Option	—	—	—	—	—
	RSU	—	—	58,673	1,346,600	1,346,600
	OSU	—	—	99,206	2,013,400	2,013,400
Total		—	—	157,879	3,360,000	3,360,000
Thomas M. Kilroy	Option	192,393	1,170,600	—	—	1,170,600
	RSU	—	—	44,666	1,026,100	1,026,100
	OSU	—	—	99,206	2,013,400	2,013,400
Total		192,393	1,170,600	143,872	3,039,500	4,210,100
David Perlmutter	Option	1,081,930	3,606,200	—	—	3,606,200
	RSU	—	—	57,173	1,312,700	1,312,700
	OSU	—	—	128,012	2,598,000	2,598,000
Total		1,081,930	3,606,200	185,185	3,910,700	7,516,900

2010—2013 OSU Payout. In 2013, the three-year performance period ended for OSUs granted in 2010, and the committee certified the performance results. Payout was above target due to Intel’s total stockholder return over the performance period. Intel’s TSR was 24.8%, exceeding the peer group TSR of 21.4% by 3.4 percentage points. The 2010 OSUs paid out at 100% plus 3 percentage points for every percentage point that Intel’s TSR exceeded the peer group TSR. For this purpose, peer group TSR is the average of the median TSR of the 2010 Proxy Statement’s 15 technology peer group companies, which was 7.6%, and the median TSR of the S&P 100 (excluding the company’s TSR), which was 35.2%. Therefore, the OSUs were converted into earned units equal to 110.1% of target and, together with dividend equivalents accrued on the shares that were earned over the three-year performance period, were settled at 123.1% of target and are included in the table above.

64	2014 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  Outstanding Equity Awards at Fiscal Year-End 2013

Outstanding Equity Awards at Fiscal Year-End 2013

The following table provides information regarding outstanding equity awards held by the listed officers as of December 28, 2013. Unless otherwise specified, equity awards vest at a rate of 25% per year on each of the first four anniversaries of the grant date. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($25.60 on December 27, 2013) and the option exercise price, and multiplying it by the number of outstanding stock options. Market value for stock awards (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

	STOCK OPTION AWARDS							STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Brian M. Krzanich	1/17/08	41,250	—		19.63	1/17/18	246,300	1/23/09	3,750	(3)	96,000	—	—
	1/23/09	—	41,250	(2)	12.99	1/23/19	520,200	1/22/10	9,250	(3)	236,800	—	—
	4/16/09	41,640	—		15.67	4/16/16	413,500	1/24/11	3,700	(4)	94,700	61,130	1,564,900
	10/30/09	259,907	—		19.04	10/30/16	1,705,000	1/24/12	373,200	(5)	9,553,900	56,680	1,451,000
	1/22/10	67,732	22,578		20.30	1/22/17	478,600	1/24/12	20,992	(4)	537,400	—	—
	1/22/10	—	65,000	(2)	20.30	1/22/20	344,500	1/24/13	48,091	(4)	1,231,100	85,160	2,180,100
	1/24/11	79,190	79,190		21.09	1/24/18	714,300	5/16/13	20,692	(4)	529,700	33,050	846,100
	1/24/12	50,790	152,370		26.80	1/24/19	—
	1/24/13	—	322,580		21.06	1/24/20	1,464,500
	5/16/13	—	134,350		24.17	5/16/20	192,100
Total		540,509	817,318				6,079,000		479,675		12,279,600	236,020	6,042,100
Paul S. Otellini	4/15/04	300,000	—		27.00	4/15/14		4/17/08	75,000	(6)	1,920,000	—	—
	2/2/05	400,000	—		22.63	2/2/15	1,188,000	1/24/11	10,909	(4)	279,300	180,250	4,614,400
	4/17/08	500,000	—		22.11	4/17/15	1,745,000	1/24/12	46,651	(4)	1,194,300	125,940	3,224,100
	4/16/09	250,000	—		15.67	4/16/16	2,482,500	1/24/13	78,125	(7)	2,000,000
	1/22/10	187,500	62,500		20.30	1/22/17	1,325,000
	1/24/11	233,505	233,505		21.09	1/24/18	2,106,200
	1/24/12	112,867	338,603		26.80	1/24/19	—
Total		1,983,872	634,608				8,846,700		210,685		5,393,600	306,190	7,838,500
Renée J. James	1/23/09	—	41,250	(2)	12.99	1/23/19	520,200	1/23/09	3,750	(3)	96,000	—	—
	4/16/09	20,820	—		15.67	4/16/16	206,700	1/22/10	9,250	(3)	236,800	—	—
	1/22/10	22,577	22,578		20.30	1/22/17	239,300	1/24/11	3,700	(4)	94,700	61,130	1,564,900
	1/22/10	—	65,000	(2)	20.30	1/22/20	344,500	1/24/12	373,200	(5)	9,553,900	56,680	1,451,000
	1/24/11	39,595	79,190		21.09	1/24/18	535,700	1/24/12	20,992	(4)	537,400	—	—
	1/24/12	50,790	152,370		26.80	1/24/19	—	1/24/13	48,091	(4)	1,231,100	85,160	2,180,100
	1/24/13	—	322,580		21.06	1/24/20	1,464,500	5/16/13	10,609	(4)	271,600	16,940	433,700
	5/16/13	—	68,850		24.17	5/16/20	98,500
Total		133,782	751,818				3,409,400		469,592		12,021,500	219,910	5,629,700
Andy D. Bryant	4/15/04	200,000	—		27.00	4/15/14	—	1/24/11	4,838	(4)	123,900	79,940	2,046,500
	1/22/10	129,015	43,005		20.30	1/22/17	911,700	1/24/12	20,992	(4)	537,400	56,680	1,451,000
	1/24/11	103,555	103,555		21.09	1/24/18	934,100	1/24/13	48,091	(4)	1,231,100	85,160	2,180,100
	1/24/12	50,790	152,370		26.80	1/24/19	—
	1/24/13	—	322,580		21.06	1/24/20	1,464,500
Total		483,360	621,510				3,310,300		73,921		1,892,400	221,780	5,677,600

65

EXECUTIVE COMPENSATION  ■  Outstanding Equity Awards at Fiscal Year-End 2013

	STOCK OPTION AWARDS							STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Stacy J. Smith	4/15/04	16,500	—		27.00	4/15/14	—	1/23/09	6,500	(3)	166,400	—	—
	1/17/08	45,000	—		19.63	1/17/18	268,700	1/22/10	6,500	(3)	166,400	—	—
	4/17/08	58,750	—		22.11	4/17/15	205,000	1/24/11	4,838	(4)	123,900	79,940	2,046,500
	1/23/09	—	45,000	(2)	12.99	1/23/19	567,500	1/24/12	373,200	(5)	9,553,900	56,680	1,451,000
	4/16/09	61,470	—		15.67	4/16/16	610,400	1/24/12	20,992	(4)	537,400	—	—
	1/22/10	33,327	33,328		20.30	1/22/17	353,300	1/24/13	48,091	(4)	1,231,100	85,160	2,180,100
	1/22/10	—	45,000	(2)	20.30	1/22/20	238,500
	1/24/11	103,555	103,555		21.09	1/24/18	934,100
	1/24/12	50,790	152,370		26.80	1/24/19	—
	1/24/13	—	322,580		21.06	1/24/20	1,464,500
Total		369,392	701,833				4,642,000		460,121		11,779,100	221,780	5,677,600
Thomas M. Kilroy	1/18/07	41,250	—		20.70	1/18/17	202,100	1/23/09	3,750	(3)	96,000	—	—
	1/17/08	41,250	—		19.63	1/17/18	246,300	1/22/10	9,250	(3)	236,800	—	—
	1/23/09	—	41,250	(2)	12.99	1/23/19	520,200	1/24/11	3,700	(4)	94,700	61,130	1,564,900
	1/22/10	67,732	22,578		20.30	1/22/17	478,600	1/24/12	186,600	(5)	4,777,000	43,070	1,102,600
	1/22/10	—	65,000	(2)	20.30	1/22/20	344,500	1/24/12	15,955	(4)	408,400	—	—
	1/24/11	79,190	79,190		21.09	1/24/18	714,300	1/24/13	40,073	(4)	1,025,900	70,970	1,816,800
	1/24/12	38,600	115,800		26.80	1/24/19	—
	1/24/13	—	268,820		21.06	1/24/20	1,220,400
Total		268,022	592,638				3,726,400		259,328		6,638,800	175,170	4,484,300
David Perlmutter	1/21/04	200,000	—		32.06	1/21/14	—	1/23/09	5,000	(3)	128,000	—	—
	4/15/04	75,000	—		27.00	4/15/14	—	1/22/10	11,750	(3)	300,800	—	—
	4/21/06	500	—		19.51	4/21/16	3,000	1/24/11	4,838	(4)	123,900	79,940	2,046,500
	1/18/07	500	—		20.70	1/18/17	2,500	1/24/12	373,200	(5)	9,553,900	56,680	1,451,000
	1/17/08	500	—		19.63	1/17/18	3,000	1/24/12	20,992	(4)	537,400	—	—
	1/23/09	—	52,500	(2)	12.99	1/23/19	662,000	1/24/13	48,091	(4)	1,231,100	85,160	2,180,100
	4/16/09	270	—		15.67	4/16/16	2,700
	1/22/10	—	43,005		20.30	1/22/17	227,900
	1/22/10	—	82,500	(2)	20.30	1/22/20	437,300
	1/24/11	—	103,555		21.09	1/24/18	467,000
	1/24/12	50,790	152,370		26.80	1/24/19	—
	1/24/13	—	322,580		21.06	1/24/20	1,464,500
Total		327,560	756,510				3,269,900		463,871		11,875,100	221,780	5,677,600

[1]

OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the performance period (37 months following the grant date) will range from 50% to 200% of that target amount, depending upon Intel’s TSR performance versus the TSR benchmark over the applicable three-year performance period, and will include the shares from dividend equivalents that are received on the final shares earned and vested. The dividend equivalents will pay out in the form of additional shares.

[2]	Stock options become exercisable on the fifth anniversary of the grant date.

[3]	RSUs vest in full on the fifth anniversary of the grant date.

[4]	RSUs vest quarterly over three years.

[5]

Retention RSUs originally had a five-year vesting schedule (10% in 2014, 20% in 2015, 30% in 2016, and 40% in 2017). Vesting schedule was modified in January 2013 to four years (20% in 2014, 40% in 2015, and 40% in 2016).

[6]	RSUs vest in 25% annual increments on each anniversary of the grant date beginning in the fourth year after the grant date.

[7]

Transition performance-based RSUs vested on January 21, 2014 and were payable half in cash and half in stock. The number of shares subject to this award is based on our common stock’s closing price on December 27, 2013 of $25.60.

66	2014 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  Pension Benefits for Fiscal Year 2013

Pension Benefits for Fiscal Year 2013

The following table shows the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)
Brian M. Krzanich	Pension Plan	n/a	83,000
Paul S. Otellini	Pension Plan	n/a	1,746,000
Renée J. James	Pension Plan	n/a	245,000
Andy D. Bryant	Pension Plan	n/a	1,830,000
Stacy J. Smith	Pension Plan	n/a	607,000
Thomas M. Kilroy	Pension Plan	n/a	1,335,000
David Perlmutter	Pension Savings	n/a	1,457,100(2)
	Severance Plan	34(3)	2,126,000(2)
	Adaptation Plan	34(3)	654,000(2)(4)

[1]

Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table (other than for Mr. Perlmutter). The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount received under the tax-qualified pension plan arrangement.

[2]	Balance converted from Israeli shekels at an exchange rate of 3.51 shekels per dollar as of December 28, 2013.

[3]	The number of years of credited service has been rounded up for Mr. Perlmutter for 2013.

[4]	The amount is the actuarial present value of 11 months of Mr. Perlmutter’s base salary.

The U.S. pension plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security-covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if the annuitized value of a participant’s account balance in Intel’s tax-qualified retirement contribution plan is less than the pension plan benefit, in which case the pension plan funds a net benefit that makes up the difference. As of December 28, 2013, none of the amounts included in the table above were associated with this component.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change reduces the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed single life annuity amount at age 65. The annual amount of this annuity is $11,700 for Mr. Krzanich, $165,000 for Mr. Otellini, $41,200 for Ms. James, $165,000 for Mr. Bryant, $98,500 for Mr. Smith, and $165,000 for Mr. Kilroy.

Each participant’s benefit was set based on a number of elements, including his or her non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that consider age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the discount rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 17 to the financial statements in our Annual Report on Form 10-K for the

67

EXECUTIVE COMPENSATION  ■  Non-Qualified Deferred Compensation for Fiscal Year 2013

year ended December 28, 2013. A participant can elect to receive his or her benefit at any time following termination of employment, but not later than age 70 1/2. Distributions before age 55 may be subject to a 10% federal penalty tax.

Retirement Plans for Mr. Perlmutter. The retirement program of Intel Israel provides employees with benefits covering retirement, premature death, and disability. All employees are eligible, and the government encourages retirement savings with tax incentives. The Intel Israel retirement program has two key components: “pension savings,” which operates as a defined contribution plan, and “severance plan,” which provides a benefit based on final salary and years of service, depending on the employee’s hiring date. Every month, Intel Israel and Mr. Perlmutter each contributed a percentage of Mr. Perlmutter’s base salary to his retirement program. Mr. Perlmutter could elect to defer between 5% and 7% of his base salary to pension savings. Intel Israel contributed 5% of Mr. Perlmutter’s base salary to pension savings and 8.33% to the severance plan, for a total company contribution of 13.33% of base salary to his retirement program. Mr. Perlmutter held investment discretion over such contributions.

Employees of Intel Israel receive their pension savings account balance upon retirement (age 67 for men and age 64 for women), termination, or voluntary departure. Because the pension savings plan is a traditional defined contribution plan, Intel does not retain any ongoing liability for the funds placed or invested in it. The severance plan is governed by Israeli labor law obligating an employer to compensate the termination of an employee with a payment equal to his or her latest monthly salary multiplied by years of service; the severance plan contribution covers part of this obligation. Although Israeli labor law requires only involuntary termination to be compensated, Intel’s practice is to pay employees hired prior to 2003 upon voluntary or involuntary separation.

In addition, employees of Intel Israel may receive a discretionary special retirement amount called the adaptation plan in a lump sum following an employee’s termination or retirement, according to the adaptation plan rules. This adaptation plan is available to all employees of Intel Israel. The grant is based on the number of years that an employee has worked at Intel Israel, and an employee must be employed at Intel Israel at least five years to be eligible for the special amount. The maximum amount that an employee could receive is 11 months of his or her base salary. Based on Mr. Perlmutter’s years of service, he would be eligible for the maximum amount, which is the actuarial present value of 11 months of his base salary.

Non-Qualified Deferred Compensation for Fiscal Year 2013

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2013.

Name	Executive Contributions in Last Fiscal Year[1] ($)	Intel Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings (Losses) in Last Fiscal Year[3] ($)	Aggregate Balance at Last Fiscal Year-End[4] ($)
Brian M. Krzanich	—	121,200	100,400	816,500
Paul S. Otellini	—	270,200	1,569,300	10,546,100
Renée J. James	77,500	89,000	118,600	1,108,900
Andy D. Bryant	731,700	95,200	2,041,700	14,958,000
Stacy J. Smith	293,800	82,300	657,000	7,079,800
Thomas M. Kilroy	—	80,900	418,500	4,020,700
David Perlmutter	—	—	—	—

[1]	Amounts included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2013.

[2]

These amounts, which accrued during fiscal year 2013 and were credited to the participants’ accounts in 2014, are included in the Summary Compensation table in the “All Other Compensation” column for 2013.

[3]	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

68	2014 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  Employment Contracts and Change in Control Arrangements

[4]

These amounts are as of December 28, 2013 and do not take into account the amounts in the “Intel Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2013 but were credited to the participants’ accounts in 2014. The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the listed officers in the Summary Compensation table for 2006 through 2012 (except for Mr. Smith, who was not a listed officer in 2006; Mr. Krzanich and Ms. James, who were not listed officers prior to 2012; and Mr. Kilroy, who was not a listed officer prior to 2013): Mr. Krzanich, $97,600; Mr. Otellini, $2,553,400; Ms. James, $146,000; Mr. Bryant, $5,343,100; and Mr. Smith, $3,812,800.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. Each balance reported in the table above includes the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table above for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains and losses attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation table over the life of the plan. The amounts in the table are as of December 28, 2013 and do not take into account any amounts that were accrued during fiscal year 2013 but were credited to the participants’ accounts in 2014.

Name	Aggregate Executive Deferrals over Life of Plan ($)	Aggregate Intel Contributions over Life of Plan ($)
Brian M. Krzanich	169,300	647,200
Paul S. Otellini	5,061,000	5,485,100
Renée J. James	566,900	542,000
Andy D. Bryant	11,926,000	3,032,000
Stacy J. Smith	6,336,700	743,100
Thomas M. Kilroy	3,113,100	907,600
David Perlmutter	—	—

Intel’s non-qualified deferred compensation plan allows certain highly compensated employees, including executive officers, to defer up to 50% of their salary and up to 100% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s retirement contribution on eligible compensation (consisting of base salary and annual and semiannual incentive cash payments) earned in excess of the tax code covered compensation limit of $255,000 in 2013. Intel’s contributions are subject to the same vesting provisions as the retirement contribution plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All the listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service, except Mr. Perlmutter, who is not covered by the U.S. plan.

Intel does not provide a guaranteed rate of return on these funds. Up until November 17, 2013, the amount of earnings that a participant received depended on the participant’s investment elections for his or her deferrals and on the performance of the company-directed diversified portfolio for Intel’s contributions. After this date, participants will elect for their deferrals and Intel’s contributions to be treated as if invested in one or more mutual funds, index, and similar investment alternatives offered under the plan. The deferred compensation plan requires participants to make irrevocable elections at the time of deferral to receive their annual distributions after termination of employment, or at a future date not less than 36 months from the deferral election date. Participants may make hardship withdrawals under specific circumstances.

Employment Contracts and Change in Control Arrangements

All of Intel’s executive officers are employed at will without employment agreements (subject only to the effect of local labor laws), and we do not maintain any payment arrangements that would be triggered by a

69

EXECUTIVE COMPENSATION  ■  Other Potential Post-Employment Payments

“change in control” of Intel. From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers generally have not been eligible for any of these programs or other severance payment arrangements, nor do we generally retain executive officers following retirement on a part-time or consultancy basis.

Other Potential Post-Employment Payments

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the following tables under the headings “Accelerated Option Awards” and “Accelerated Stock Awards.” As noted above, we do not maintain arrangements for listed officers that are triggered by a change in control.

The tables below report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether employment is terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

The amounts in the tables below assume that the listed officer left Intel effective December 28, 2013 and are based on the price per share of Intel common stock on the last trading day of the fiscal year ($25.60 on December 27, 2013). Amounts actually received if any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the listed officer’s age, and any changes to our benefit arrangements and policies.

Voluntary Termination/Retirement

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation ($)	Pension Plan ($)	Retirement Contribution Plan ($)	401(k) Savings Plan ($)	Medical Benefits[1] ($)	2013 Total ($)
Brian M. Krzanich	592,700	7,325,800	3,080,900	937,800	130,000	934,600	904,800	45,000	13,951,600
Paul S. Otellini	1,384,300	9,312,000	7,462,400	10,816,300	1,889,400	1,913,300	917,100	58,500	33,753,300
Renée J. James	—	—	505,000	1,108,900	244,600	638,800	410,300	—	2,907,600
Andy D. Bryant	1,931,500	7,570,000	1,150,800	15,053,100	1,936,900	1,552,900	1,276,500	48,000	30,519,700
Stacy J. Smith	599,600	6,778,600	1,727,700	7,162,200	622,400	638,700	521,800	37,500	18,088,500
Thomas M. Kilroy	483,700	5,361,700	1,164,500	4,101,600	1,339,700	748,600	709,500	34,500	13,943,800
David Perlmutter[2]	1,931,500	7,570,000	11,200	—	4,237,100	—	—	—	13,749,800

[1]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

[2]

The amount in the “Pension Plan” column was converted to U.S. dollars at a rate of 3.51 shekels per dollar and includes the amounts from the plans discussed above under “Retirement Plans for Mr. Perlmutter.”

Death or Disability

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation ($)	Pension Plan ($)	Retirement Contribution Plan ($)	401(k) Savings Plan ($)	Medical Benefits[1] ($)	2013 Total ($)
Brian M. Krzanich	2,998,100	18,321,700	3,080,900	937,800	130,000	934,600	904,800	45,000	27,352,900
Paul S. Otellini	1,384,300	11,232,100	7,462,400	10,816,300	1,889,400	1,913,300	917,100	58,500	35,673,400
Renée J. James	2,904,400	17,651,200	505,000	1,197,900	244,600	651,500	410,300	—	23,564,900
Andy D. Bryant	2,159,500	7,570,000	1,150,800	15,053,100	1,936,900	1,552,900	1,276,500	48,000	30,747,700
Stacy J. Smith	2,914,200	17,456,700	1,727,800	7,162,200	622,400	638,700	521,800	37,500	31,081,300
Thomas M. Kilroy	2,561,900	11,123,100	1,164,500	4,101,600	1,339,700	748,600	709,500	34,500	21,783,400
David Perlmutter[2]	3,258,700	17,552,700	11,200	—	4,237,100	—	—	—	25,059,700

[1]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

[2]

The amount in the “Pension Plan” column was converted to U.S. dollars at a rate of 3.51 shekels per dollar and includes the amounts from the plans discussed above under “Retirement Plans for Mr. Perlmutter.”

70	2014 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  Other Potential Post-Employment Payments

Equity Incentive Plans. Unvested OSUs are cancelled upon termination of employment for any reason other than retirement, death, or disability. OSUs are fully vested upon retirement under the Rule of 75 or reaching the age of 60. OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting. RSUs and stock options are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, the holder receives one additional year of vesting for every five years of service. Upon retirement under the Rule of 75, when the holder’s age and years of service equal at least 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs or stock options scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date. Under the standard grant agreements for stock options granted under our equity incentive plans, the option holder generally has 90 days to exercise stock options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise vested stock options upon the holder’s death for a period of 365 days, unless the stock options’ expiration date occurs first. Similarly, the option holder may exercise vested stock options upon termination due to disability or retirement for a period of 365 days, unless the options’ expiration date occurs first. Upon disability or death, all unvested OSUs, RSUs, and stock options become 100% vested.

Non-Qualified Deferred Compensation Plan and Pension Plan. Each listed officer is fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel on December 28, 2013 for any reason, the account balances set forth in the Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the actual amount payable under the non-qualified deferred compensation plan would be reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer.

Retirement Contribution Plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service, except Mr. Perlmutter, who does not participate in the U.S. retirement plans. Eligible U.S. Intel retirees (including executive officers) receive a prorated contribution for the year in which they retire. The contribution is calculated based on eligible earnings in the year of retirement.

401(k) Savings Plan. Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan.

71

ADDITIONAL MEETING INFORMATION

MEETING ADMISSION

You are entitled to attend the 2014 Annual Stockholders’ Meeting only if you were an Intel stockholder as of the close of business on March 24, 2014 or if you hold a valid proxy for the annual meeting. If you plan to attend the physical meeting, please be aware of what you will need for admission as described below. If you do not provide photo identification and comply with the other procedures described here for attending the annual meeting in person, you will not be admitted to the annual meeting location.

Stockholders of record—those holding shares directly with Computershare Investor Services, LLC—will be on a list maintained by the inspector of elections, but must present a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee—must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

VOTING AT THE MEETING

We encourage stockholders to vote well before the annual meeting, even if they plan to attend the meeting, by completing a proxy online or by telephone, or by mailing their proxy card. Stockholders can vote via the Internet or in person during the meeting. Stockholders who attend the annual meeting via the Internet should follow the instructions at www.intc.com in order to vote or submit questions at the meeting. Stockholders of record who attend the annual meeting in person may vote at the annual meeting by obtaining a ballot from the inspector of elections. Beneficial stockholders who wish to vote at the annual meeting in person must obtain a proxy beforehand from the broker, bank, or other nominee that holds their shares and present it to the inspector of elections with their ballot.

Voting online or in person during the meeting will replace any previous votes. For those voting at the annual meeting, polls will close at 9:15 a.m. Pacific Time on May 22, 2014.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person or electronically at the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.

Voting Standards. On March 24, 2014, the record date for the annual meeting, 4,973,693,838 shares of Intel common stock were outstanding. In order to have a quorum at the meeting, a majority of the shares outstanding on the record date must be present in person or by proxy. Each share of our common stock outstanding on the record date is entitled to one vote on each of the 10 director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting.

Effect of Abstentions and Broker Non-Votes. Shares voted “abstain” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes,” on proposals other than the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2013. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

72	2014 PROXY STATEMENT

ADDITIONAL MEETING INFORMATION

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For, against, or abstain on each nominee.	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect.	No effect.
Ratification of selection of Ernst & Young LLP	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against.	Brokers have discretion to vote.
Advisory vote to approve Intel’s executive compensation	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against.	No effect.

Voting Instructions. If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters, other than the items from the Board of Directors described in this proxy statement.

PROXY SOLICITATION

We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of $20,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $2.75 million.

INSPECTOR OF ELECTIONS

Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2014 Annual Stockholders’ Meeting.

STOCKHOLDER LIST

Intel’s list of stockholders as of March 24, 2014 will be available for inspection for 10 days prior to the 2014 Annual Stockholders’ Meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment.

VOTING RESULTS

We will announce preliminary results at the annual meeting. We will report final results at www.intc.com and in a filing with the SEC on Form 8-K.

73

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Individuals subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting individuals, we believe that during fiscal year 2013 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

2015 STOCKHOLDER PROPOSALS OR NOMINATIONS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2015 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on December 4, 2014.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance” section of this proxy statement.

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not in a static state with regard to numerous topic areas. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee considers this input when reviewing proposals to change practices or policies. As a result of discussions with stockholders represented by Investor Voice, working on behalf of Newground Social Investment, we intend to evaluate over the course of the next year emerging governance trends in regard to voting standards and whether to count abstentions in determining voting results, with the goal (if deemed beneficial to the company and its stockholders) to have any revised practices and policies in place for use with the 2015 Annual Stockholders’ Meeting.

In addition, under our Bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at our 2015 annual meeting, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between December 4, 2014 and the close of business on February 17, 2015. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2015 annual meeting is held more than 30 days from the anniversary of the 2014 Annual Stockholders’ Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 60th day before the 2015 annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the

74	2014 PROXY STATEMENT

OTHER MATTERS

stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at www.intc.com/corp_docs.cfm. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

FINANCIAL STATEMENTS

Our financial statements for the year ended December 28, 2013 are included in our 2013 Annual Report, which we provide to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our web site at www.intc.com/annuals.cfm. If you have not received or do not have access to the annual report, call our Investor Relations department at (408) 765-1480, and we will send a copy to you without charge; or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

  Communicating with Us

Visit our main website at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings and other company-related topics. Our Investor Relations site at www.intc.com contains stock information, earnings and conference webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings.

If you would like to communicate with our Board, please refer to the procedures described in “Corporate Governance; Communications from Stockholders to Directors.”

To communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the annual meeting, or revoke a prior proxy instruction, you can contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, or by mail to Cary Klafter, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

For questions regarding:	Contact:
Annual meeting	Intel Investor Relations, (408) 765-1480 Intel Corporation, Attn: Investor Relations, M/S RNB-4-148 2200 Mission College Blvd. Santa Clara, California 95054-1549

Stock ownership for stockholders of record	Computershare Investor Services, LLC www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) (312) 360-5123 (worldwide)

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Voting	D. F. King & Co., Inc. (800) 829-6554 (within the U.S. and Canada) (212) 269-5550 (worldwide)

75

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted an SEC-approved procedure called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you the requested materials. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Cary I. Klafter

Corporate Secretary

Santa Clara, California

April 3, 2014

Intel, the Intel logo, and Ultrabook are trademarks of Intel Corporation in the U.S. and/or other countries.

* Other names and brands may be claimed as the property of others.

76	2014 PROXY STATEMENT

OUR MISSION

Delight our customers, employees, and stockholders by relentlessly delivering the platform and technology advancements that become essential to the way we work and live.

OUR VALUES

Customer orientation	Results orientation	Risk taking

Great place to work	Quality	Discipline

OUR OBJECTIVES

Extend our silicon technology and manufacturing leadership	Deliver unrivaled microprocessors and platforms

Grow profitability worldwide	Excel in customer orientation

INTEL CORPORATION

ATTN: INVESTOR RELATIONS

2200 MISSION COLLEGE BLVD.

SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69695-P46107-Z62260	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    INTEL CORPORATION

A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors
		For	Against	Abstain
Nominees:

	1a. Charlene Barshefsky	☐	☐	☐

	1b. Andy D. Bryant	☐	☐	☐

	1c. Susan L. Decker	☐	☐	☐

	1d. John J. Donahoe	☐	☐	☐

	1e. Reed E. Hundt	☐	☐	☐

	1f. Brian M. Krzanich	☐	☐	☐

	1g. James D. Plummer	☐	☐	☐

	1h. David S. Pottruck	☐	☐	☐

	1i. Frank D. Yeary	☐	☐	☐

	1j. David B. Yoffie	☐	☐	☐

		For	Against	Abstain

2.	Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the current year	☐	☐	☐

3.	Advisory vote to approve executive compensation	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M69696-P46107-Z62260

Proxy – Intel Corporation

Notice of 2014 Annual Meeting of Stockholders

May 22, 2014, 8:30 a.m. Pacific Time

Intel Corporation

Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054

Via the Internet at www.intc.com

Proxy Solicited by Board of Directors for Annual Meeting - May 22, 2014

Andy D. Bryant, Brian M. Krzanich, Cary I. Klafter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on May 22, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm), and FOR Proposal 3 (Advisory Vote to Approve Executive Compensation).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Proposals to be voted appear on reverse side.)